Exhibit 4.5

CONFORMED COPY
(incorporating amendments made on 10th June, 2004)

AGREEMENT

DATED 25th February, 2004

€2,700,000,000

CREDIT FACILITY

FOR

VIVENDI UNIVERSAL S.A.

ARRANGED BY

BANC OF AMERICA SECURITIES LIMITED

BNP PARIBAS

CITIGROUP GLOBAL MARKETS LIMITED

CREDIT AGRICOLE INDOSUEZ

CREDIT LYONNAIS

DEUTSCHE BANK AG

J.P. MORGAN PLC

THE ROYAL BANK OF SCOTLAND PLC

SG CORPORATE AND INVESTMENT BANKING

WITH

SOCIETE GENERALE

as Facility Agent

Schedules
1.	Original Parties	77
2.	Conditions Precedent Documents	79
3.	Form of Request	83
4.	Calculation of the Mandatory Cost	84
5.	Form of Transfer Certificate	86
6.	Form of Guarantee	88
7.	Form of Compliance Certificate	92
8.	Form of Accession Agreement	93
9.	Form of Resignation Request	94
10.	Form of Confidentiality Undertaking	95
11.	Effective Global Rate Letter	98
12.
Signatories		100

THIS AGREEMENT is dated 25th February, 2004

BETWEEN:

(1)	VIVENDI UNIVERSAL S.A. (the Company);

(2)	BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED, CREDIT AGRICOLE INDOSUEZ, CREDIT LYONNAIS, DEUTSCHE BANK AG, J.P. MORGAN PLC, THE ROYAL BANK OF SCOTLAND PLC AND SG CORPORATE AND INVESTMENT BANKING as arrangers (in this capacity the Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders); and

(4)	SOCIETE GENERALE as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Agreement means a letter, substantially in the form of Schedule 8 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement in accordance with Clause 29.6 (Additional Borrowers).

Additional Borrower Limit means the aggregate principal amount (expressed in euro) of Loans which an Additional Borrower may at any one time have outstanding, as stated in the Accession Agreement for that Additional Borrower.

Administrative Party means an Arranger or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Availability Period means the period from and including the Start Date to and including the date which is one month before the Final Maturity Date.

Borrower means the Company or an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Subclause 26.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Combination Agreement means the business combination agreement dated 8th October, 2003 between General Electric Company, National Broadcasting Company Holding Inc., National Broadcasting Company Inc., Universal Studios Holding III, Corp. and the Company.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Paris and London and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

Combination means the combination of Vivendi Universal Entertainment LLLP with National Broadcasting Company Inc. pursuant to the Business Combination Agreement.

Commitment means a Revolving Credit Commitment and/or a Swingline Commitment, as appropriate.

Compliance Certificate means a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Default means:

(a)	an Event of Default; or

(b)	an event specified in Clause 22 (Default) which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

EONIA means, on any day:

(a)	the applicable Screen Rate as of 7.00 pm on that date; or

(b)	if no Screen Rate is available, the rate determined by the Facility Agent to be its overnight lending rate for euro on that day,

or in relation to a day which is not a Target Day, the applicable rate determined in accordance with the foregoing on the immediately preceding TARGET Day.

EURIBOR means for an Interest Period of any Loan (other than a Swingline Loan) or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Interest Period.

euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 22 (Default).

Existing Facility means:

(a)	the Company’s €3,000,000,000 multicurrency revolving credit facility dated 15th March, 2002;

(b)	the Company’s €2,500,000,000 dual currency term and revolving credit facility dated 13th May, 2003 (the €2.5b Facility); and

(c)	the £136,000,000 facility agreement dated 31st December, 2002 between Crédit Lyonnais and Universal Music Operations Limited.

Facility means the Revolving Credit Facility or the Swingline Facility (as appropriate).

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the fifth anniversary of the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate;

(d)	an Accession Agreement;

(e)	each Guarantee; or

(f)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or more than 180 days after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease (including, without limitation, an opération de crédit-bail) entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	any currency swap or interest swap, cap or collar arrangements or any other derivative instrument;

(h)	any amount raised under any other transaction having as a primary purpose the borrowing or raising of money; or

(i)	any guarantee, indemnity or similar assurance against financial loss of any person, in each case in respect of indebtedness of a type falling within paragraphs (a) to (h) above.

Group means the Company and its Subsidiaries.

Guarantee means a guarantee given by the Company in respect of the obligations of an Additional Borrower in the form of Schedule 6 (Form of Guarantee).

High Yield Notes means the US$935,000,000 9.25 per cent. senior notes due 2010 and the €325,000,000 9.50 per cent. senior notes due 2010 issued by the Company on 8th April 2003 and the US$975,000,000 6.25 per cent. senior notes due 2008 and the €500,000,000 6.25 per cent. senior notes due 2008 issued by the Company on 10th July, 2003.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

IBOR means LIBOR or EURIBOR.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Interest Period means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Investment Grade Rating means, in relation to the Company or other person, the Company or that person having either:

(a)	a long term corporate credit rating from S&P of BBB- (or better); or

(b)	a senior implied rating from Moody’s of Baa3 (or better).

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

LIBOR means for an Interest Period of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Interest Period.

Liquidity Analysis means a forecast for the Group (excluding for these purposes (other than in relation to dividends) Maroc Telecom Group and SFR Group) in the agreed form (and provided in excel form) setting out:

(a)	projections of the Group’s cashflows for the period from the date of the forecast to 31st December of the year following the calendar year in which the forecast is delivered as follows:

(i)	a monthly breakdown of the Group’s projected cashflows for a period of twelve months from the date of the forecast (or for the remaining period of the forecast in the event paragraph (ii) will not, by reason of the period to be covered by the forecast, apply); and

(ii)	thereafter a semi-annual breakdown of the Group’s projected cashflows for the remaining period of the forecast, if any; and

(b)	a reconciliation statement between the actual cashflows of the Group for the period elapsed since the date of the preceding Liquidity Analysis and the projected cashflows of the Group for that period contained in that Liquidity Analysis together with reasons for any deviations (other than deviations of an immaterial nature) demonstrated by such reconciliation statement.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 ⅔ per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 ⅔ per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 ⅔ per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means the rate per annum determined in accordance with Clause 11.2 (Determination of Margin).

Maroc Telecom Acquisition means the acquisition by the Company of 16 per cent. of the share capital of Maroc Telecom S.A.

Maroc Telecom Group means Maroc Telecom S.A. and its Subsidiaries.

Maroc Telecom SPV means the member of the Group that holds the shares in Maroc Telecom S.A. owned by the Group (including any such shares to be acquired pursuant to the Maroc Telecom Acquisition).

Material Adverse Effect means a material adverse effect on:

(a)	the ability of any Borrower to perform any of its payment obligations or to perform any other of its material obligations under any of the Finance Documents; or

(b)	the validity or enforceability of any Finance Document or any right or remedy of any Finance Party under the Finance Documents.

Material Subsidiary means, at any time,

(a)	any Subsidiary of the Company which is consolidated by way of global integration (intégration globale) in the audited consolidated financial statements of the Group:

(i)	whose total revenues (consolidated in the case of a Subsidiary which itself has a Subsidiary) represent not less than 5 per cent. of consolidated total revenues of the Group (as shown in the then latest audited consolidated financial statements of the Group); and/or

(ii)	whose EBITDA represents not less than 5 per cent. of the EBITDA of the Company (as shown in the then latest audited consolidated financial statements of the Group), and for these purposes a person’s EBITDA is its consolidated operating income adjusted (mutatis mutandis) in the manner set out in paragraphs (a)(i) to (iii) of the definition of Proportionate EBITDA in Clause 20.1 (Financial Covenants),

in the case of a Subsidiary, as calculated from the then latest annual financial statements (consolidated or, as the case may be, unconsolidated), audited if prepared, of that Subsidiary;

(b)	the Subsidiary of the Company which owns the interest of the Group in NBC and each direct or indirect Holding Company of that Subsidiary;

(c)	(for so long as the Group owns 5 per cent. or more of the total share capital of Véolia Environnement S.A.) any Subsidiary of the Company which owns the interest of the Group in Véolia Environnement S.A. and each direct or indirect Holding Company of that Subsidiary;

(d)	each Subsidiary of the Company that acquires any assets or shares having, at the time of the acquisition, a value equal to 5 per cent. or more of the consolidated total assets of the Group (as shown in the then latest audited consolidated financial statements of the Group) and each direct or indirect Holding Company of that Subsidiary; and

(e)	any other Subsidiary of the Borrower (the receiving Subsidiary) to which after the date of the latest audited consolidated financial statement of the Group is transferred either:

(i)	all or substantially all the assets of another Subsidiary which immediately prior to the transfer was a Material Subsidiary (the disposing Subsidiary); or

(ii)	sufficient assets that the receiving Subsidiary would have been a Material Subsidiary had the transfer occurred on or before the date of the latest audited consolidated financial statements of the Group;

in the case of (i) above the disposing Subsidiary shall forthwith upon the transfer taking place cease to be a Material Subsidiary.

Maturity Date means the last day of the Interest Period of a Loan.

Moody’s means Moody’s Investor Services, Inc.

NBC means National Broadcasting Company Inc. (whose name is to be changed to National Broadcasting Company Universal Inc. upon completion of the transaction contemplated by the Business Combination Agreement).

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31st December, 2002.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Product Financing means any Financial Indebtedness incurred by any member of the Group, solely for the purpose of financing (whether directly or through a partially-owned joint venture) the production, acquisition or development of items of Product (including any Financial Indebtedness assumed in connection with the acquisition of any such items of Product or secured by a Security Interest on any such items of Product prior to the acquisition thereof).

The term “items of Product” shall include the scenario, screenplay or script upon which such Product is based, all of the properties thereof, tangible or intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of any member of the Group, and all rights therein and thereto of every kind and character.

Products means any music (including mail order music), music copyright, motion picture, television programming, film, videotape, video clubs, DVD manufactured or distributed or any other product produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a member of the Group:

(a)	is an initial copyright owner; or

(b)	acquires (or will acquire upon delivery) an equity interest or distribution rights.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date;

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or

(iv)	when the term is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments for that Facility.

For the purpose of sub-paragraph (iv) above, the Facility Agent will determine, in the case of a dispute whether the term in any case relates to a particular Facility.

Project Finance Indebtedness means any Financial Indebtedness to finance a project or a business (but not the acquisition of the shares or the business or activities of any person) incurred by a member of the Group (the relevant Group member) which has no activities or material assets other than those comprised in the project and in respect of which the person to whom that Financial Indebtedness is owed by the relevant Group member has no recourse whatsoever to any member of the Group for the repayment of or payment of any sum relating to that Financial Indebtedness other than:

(a)	recourse to the relevant Group member for amounts limited to its interest in the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from the project or business; and/or

(b)	recourse to the relevant Group member for the purpose only of enabling amounts to be claimed in respect of that Financial Indebtedness on an enforcement of any Security Interest given by the borrower over the assets comprised in that project or business to secure the Financial Indebtedness; and/or

(c)	recourse to a shareholder of the relevant Group member for the purpose only of enforcement of any Security Interest given by that shareholder over shares (or the like) of the borrower to secure that Financial Indebtedness.

Rate Fixing Day means:

(a)	the first day of an Interest Period for a Loan denominated in Sterling;

(b)	the second Business Day before the first day of an Interest Period for a Loan denominated in any other currency (other than euro);

(c)	the second TARGET Day before the first day of an Interest Period for a Loan denominated in euro (other than a Swingline Loan); or

(d)	in relation to a Swingline Loan, each day of each Interest Period or, if that is not a TARGET Day, the immediately preceding TARGET Day,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means the Facility Agent, The Royal Bank of Scotland PLC, JPMorgan Chase Bank, BNP Paribas and Deutsche Bank Luxembourg S.A. and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Repeating Representations means the representations which are deemed to be repeated under Clause 18.17 (Times for making representations).

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Revolving Credit Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading “Revolving Credit Commitments” and the amount of any other Revolving Credit Commitment it acquires; and

(b)	for any other Lender, the amount of any Revolving Credit Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Revolving Credit Facility means the revolving credit facility made available under this Agreement.

Revolving Credit Loan means a Loan under the Revolving Credit Facility and identified as such in its Request.

Rollover Loan means one or more Revolving Credit Loans:

(a)	to be made on the same day that a maturing Revolving Credit Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Credit Loan;

(c)	in the same currency as the maturing Revolving Credit Loan; and

(d)	to be made to the same Borrower for the purpose of refinancing a maturing Revolving Credit Loan.

S&P means Standard and Poor’s Ratings Group.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate for the relevant Interest Period and currency;

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant Interest Period; and

(c)	for EONIA, the percentage rate per annum determined by the European Central Bank.

displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Security Interest means any:

(a)	hypothèque, nantissement, privilège, cession de créance par bordereau Dailly, gage-espèces any sûreté réelle or droit de rétention; or

(b)	other mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

SFR means Société Française du Radiotéléphone S.A.

SFR Group means SFR and its Subsidiaries.

Start Date means the date on which the Facility Agent issues the notification referred to in Clause 4.1 (Conditions precedent documents).

Subsidiary means, in relation to a person, an entity from time to time of which that person has direct or indirect control (in the case of a company incorporated in France, within the meaning of Article L.233-3 I.1 and I.2 of the French Code de Commerce (as the same is in force on the date of this Agreement)) or an entity, more than 50 per cent. of the voting rights in, or share capital of, which are owned by that person.

Swingline Commitment means:

(a)	in the case of a Swingline Lender on the date of this Agreement, the amount in euro set opposite its name in Schedule 1 (Original Parties) under the heading “Swingline Commitments” and the amount of any other Swingline Commitment it acquires; or

(b)	for any other Swingline Lender, the amount of any Swingline Commitment it acquires,

to the extent not transferred, cancelled or reduced under this Agreement.

Swingline Facility means the swingline facility made available under this Agreement.

Swingline Lender means:

(a)	an Original Lender or an Affiliate of an Original Lender listed in Schedule 1 (Original Parties) as a Swingline Lender; or

(b)	any other person that becomes a Swingline Lender after the date of this Agreement.

Swingline Loan means a Loan under the Swingline Facility and identified as such in its Request.

Swingline Margin means the applicable Margin plus 0.15 per cent. per annum.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by a Borrower to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Borrower in respect of Tax under any Finance Document.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Revolving Credit Commitments means the aggregate of the Revolving Credit Commitments of all the Lenders, being, at the date of this Agreement, the total amount specified as such in Schedule 1 (Original Parties).

Total Swingline Commitments means the aggregate of the Swingline Commitments of all the Swingline Lenders, being, at the date of this Agreement, the total amount specified as such in Schedule 1 (Original Parties).

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

Utilisation Date means each date on which a Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government,

state, agency, organisation or other entity whether or not having separate legal personality;

(vii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(ix)	a Default being outstanding means that it has not been remedied or waived;

(x)	SG Corporate and Investment Banking is a reference to the investment and corporate banking division of Société Générale;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)	a time of day is a reference to Paris time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	an amount in euro is payable only in the euro unit;

(iii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iv)	any obligation of a Borrower under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of a Borrower is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

2.	FACILITIES

2.1	Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Revolving Credit Commitments.

2.2	Swingline Facility

Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a swingline facility in an aggregate amount equal to the Total Swingline Commitments.

2.3	Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Revolving Credit Loans

Each Revolving Credit Loan shall be used for the general corporate purposes of the Group (including, without limitation, the refinancing of amounts outstanding under the Existing Facilities, the Swingline Facility or the refinancing of other Group indebtedness).

3.2	Swingline Loans

Each Swingline Loan may be used for the general corporate purposes of the Group including, without limitation, to repay or prepay in whole or in part another Swingline Loan.

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects;

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan; and

(c)	there is no outstanding failure to comply with any of the financial covenants in Clause 20 (Financial Covenants).

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than ten Revolving Credit Loans or ten Swingline Loans outstanding.

5.	UTILISATION

5.1	General

This Clause applies to all Loans other than Swingline Loans.

5.2	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing (in the case of a Loan in euro) or four Business Days before the proposed Utilisation Date (in the case of a Loan in any other currency).

(c)	Each Request is irrevocable.

5.3	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	the Utilisation Date is a Business Day falling within the Availability Period;

(c)	the amount of the Loan requested is:

(i)	a minimum of €50,000,000 or its equivalent in accordance with Clause 8 (Optional Currencies) and an integral multiple of €25,000,000 (or its equivalent in accordance with Clause 8 to the nearest 1,000,000 units of the relevant currency);

(ii)	the maximum undrawn amount available under this Agreement for Loans under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree;

(d)	in the case of a Loan for an Additional Borrower, the amount of the Loan does not exceed (when aggregated with any outstanding Loans borrowed by that Additional Borrower) an amount equal the Additional Borrower Limit for that Additional Borrower; and

(e)	the proposed currency and Interest Period complies with this Agreement.

Only one Loan may be requested in a Request.

5.4	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result, the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower on the Utilisation Date.

6.	UTILISATION — SWINGLINE LOANS

6.1	General

Unless the context otherwise requires, references in this Agreement to a Lender include a Swingline Lender.

6.2	Giving of Requests

(a)	A Borrower may borrow a Swingline Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly documented Request for a Swingline Loan is 12.00 p.m. on the proposed Utilisation Date.

(c)	If different from its usual address for receiving Requests, each Request for a Swingline Loan must be sent to the Facility Agent to its address in a Participating Member State notified to the Company for this purpose.

(d)	Each Request for a Swingline Loan is irrevocable.

6.3	Completion of Requests

A Request for a Swingline Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it identifies that the Loan is a Swingline Loan;

(c)	the Utilisation Date is a TARGET Day falling within the Availability Period;

(d)	the Interest Period selected:

(i)	does not overrun the Final Maturity Date;

(ii)	is a period of not more than seven TARGET Days; and

(iii)	ends on a TARGET Day;

(e)	the amount of the Swingline Loan requested is:

(i)	a minimum of € 5,000,000 and an integral multiple of € 100, 000;

(ii)	the maximum undrawn amount available under this Agreement for Swingline Loans on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent or the Swingline Lenders may agree; and

(f)	the Swingline Loan is denominated in euro.

Only one Swingline Loan may be requested in a Request.

6.4	Advance of Swingline Loan

(a)	The Facility Agent must notify each Swingline Lender of the details of the requested Swingline Loan and the amount of its share in that Swingline Loan by 1.00 p.m. on the proposed Utilisation Date.

(b)	The amount of each Swingline Lender’s share of the Swingline Loan will be its Pro Rata Share on the proposed Utilisation Date adjusted to take account of any limit applying under this Clause.

(c)	No Swingline Lender is obliged to participate in a Swingline Loan if as a result:

(i)	its share in the Swingline Loans would exceed its Swingline Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Swingline Lender must make its share in the Swingline Loan available to the Facility Agent for the relevant Borrower on the Utilisation Date.

6.5	Relationship with Revolving Credit Facility

(a)	This Subclause applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Swingline Facility is not independent of the Revolving Credit Facility.

(c)	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Loan to the extent that it would not result in its share in the Loans and that of a Lender which is its Affiliate exceeding its Overall Commitment.

(d)	For this purpose, the Overall Commitment of a Lender means:

(i)	its Revolving Credit Commitment; or

(ii)	in the case of a Swingline Lender which does not have a Revolving Credit Commitment, the Revolving Credit Commitment of a Lender which is its Affiliate.

(e)	Where, but for the operation of paragraph (c) above, a Lender’s share in the Loans and that of a Lender which is its Affiliate would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

(f)	The Swingline Commitments must not at any time exceed the Revolving Credit Commitments and, if necessary, the Swingline Commitments will be automatically reduced to achieve this.

6.6	Currency

Notwithstanding any other term of this Agreement, Swingline Loans may only be denominated in euro.

7.	SWINGLINE LOANS

7.1	Interest

(a)	The rate of interest on each Swingline Loan for each day during its Interest Period is the percentage rate per annum equal to the aggregate of EONIA for that day and the applicable:

(i)	Swingline Margin: and

(ii)	Mandatory Cost.

(b)	Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Swingline Loan made to it on the last day of its Interest Period.

(c)	Any other term of this Agreement relating to:

(i)	calculation of the rate of interest (but not interest on overdue amounts); or

(ii)	market disruption,

does not apply to Swingline Loans.

7.2	Interest Period

Notwithstanding any other term of this Agreement:

(a)	each Swingline Loan has one Interest Period only; and

(b)	the Interest Period for a Swingline Loan must be selected in the relevant Request.

7.3	Partial payments

(a)	If the Facility Agent receives a payment in respect of the Swingline Facility insufficient to discharge all the amounts then due and payable by the Company to the Swingline Lenders under this Agreement, the Facility Agent must apply that payment towards the obligations of the Company under the Finance Documents in respect of the Swingline Facility in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents incurred in respect of the Swingline Facility;

(ii)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid under this Agreement ; and

(iii)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid under this Agreement.

(b)	The Facility Agent must, if so directed by all the Swingline Lenders, vary the order set out in sub-paragraphs (a)(ii) and (iii) above, as appropriate.

(c)	This Subclause will override any appropriation made by the Company.

(d)	Any other term of this Agreement in relation to partial payments does not apply to the Swingline Facility.

7.4	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender must ensure that at all times its Overall Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

8.	OPTIONAL CURRENCIES

8.1	General

In this Clause:

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros at or about 11.00 a.m. London time on a particular day.

euro Amount of a Loan or part of a Loan means:

(a)	if the Loan is denominated in euros, its amount; or

(b)	if the Loan is denominated in an Optional Currency, its equivalent in euros calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Interest Period.

Optional Currency means any currency (other than euros) in which a Loan may be denominated under this Agreement.

8.2	Selection

(a)	A Borrower must select the currency of a Loan in its Request.

(b)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than five currencies.

8.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for an Interest Period if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into euros in the relevant interbank market on the Rate Fixing Day and the first day of that Interest Period; and

(ii)	that Optional Currency is Sterling, US Dollar or Yen or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Company:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

8.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. (London time) on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the London interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company and the Lenders to that effect promptly and in any event before 11.00 a.m. (London time) on that day.

(b)	In this event:

(i)	the Company may, by notice to the Facility Agent received not later than 12 noon (London time) on the Rate Fixing Day, request that the relevant Loan is not made; or

(ii)	in the absence of a notice from the Company under paragraph (i):

(A)	that Lender must participate in the Loan in euros; and

(B)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in euros during that Interest Period.

(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(d)	A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Subclause.

8.5	Optional Currency equivalents

The equivalent in euros of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Loan;

(c)	the share of a Lender in a Loan;

(d)	the amount of any repayment of a Loan; or

(e)	the undrawn amount of a Lender’s Commitment,

is its euro Amount.

8.6	Notification

The Facility Agent must notify the Lenders and the Company of the relevant euro Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

9.	REPAYMENT

9.1	Repayment

(a)	Each Borrower must repay each Loan made to it in full on its Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

9.2	Loss sharing

(a)	If a Swingline Loan is not repaid in full on its Maturity Date, the Facility Agent shall (if requested to do so in writing by any affected Swingline Lender) set a date (the Loss Sharing Date) on which payments shall be made between the Lenders to re-distribute the unpaid amount between them. The Facility Agent shall give at least 3 Business Days notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

(b)	On the Loss Sharing Date each Lender must pay to the Facility Agent its Proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount shall be paid by that Lender.

(c)	For the purposes of this Subclause:

(i)	the Proportion of a Lender means the proportion borne by:

(A)	its Commitment (or, if the Total Commitments are then zero, its Commitment immediately prior to their reduction to zero) minus the euro Amount (as defined in Clause 8.1 (Optional Currencies) of its participation (or that of a Lender which is its Affiliate) in any outstanding Loans (but ignoring its (or its Affiliate’s) participation in the unpaid Swingline Loan) to:

(B)	the Total Commitments (or, if the Total Commitments are then zero, the Total Commitments immediately prior to their reduction to zero) minus any outstanding Loans (but ignoring the unpaid Swingline Loan);

(ii)	the Unpaid Amount means, in relation to a Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Swingline Loan calculated from the Utilisation Date for that Swingline Loan to the Loss Sharing Date;

(iii)	the Unpaid Swingline Participation of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any re-distribution under this Subclause).

(d)	Out of the funds received by the Facility Agent pursuant to paragraph (c) the Facility Agent shall pay to each Swingline Lender an amount equal to the Shortfall (if any) of that Swingline Lender. For these purposes the Shortfall of a Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

(e)	If the amount actually received by the Facility Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Swingline Lenders then the amount actually received will be distributed amongst the Swingline Lenders pro rata to the Shortfall of each Swingline Lender.

(f)	(i)	On a payment under this paragraph, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received;

(ii)	if and to the extent a paying Lender is not able to rely on its rights under sub-paragraph (i) above, the relevant Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this paragraph; and

(iii)	any payment under this paragraph does not reduce the obligations in aggregate of any Borrower.

10.	PREPAYMENT AND CANCELLATION

10.1	Mandatory prepayment — illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any relevant jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Interest Period of that Loan;

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law; or

(iii)	such other date as may be agreed between the relevant Lender and the Company.

10.2	Mandatory prepayment — change of control

(a)	For the purposes of this Subclause:

a change of control occurs if any person or group of persons acting in concert gains control of the Company (including, without limitation, on or following an amalgamation, demerger, merger or reconstruction involving the Company permitted by this Agreement);

control and acting in concert have the meanings given to them in Articles L.233-3 and L.233-10 respectively of the French Code de Commerce; and

hostile in relation to a change of control means that that change of control is not subject to the prior approval or positive recommendation of the Company’s board of directors.

(b)	The Company must notify the Facility Agent (which shall notify the Lenders) of any change of control and whether or not that change of control is hostile promptly upon that change of control becoming legally effective.

(c)	If the change of control is hostile, the Total Commitments shall be cancelled in full forthwith and each Borrower shall repay each Loan made to it in full to the Facility Agent for the Lenders on the date falling 30 days after the date on which the change of control became legally effective.

(d)	If the change of control is not hostile, any Lender may, by no later than 10 Business Days following the Facility Agent’s notification under paragraph (b) above (the Notification Period), notify the Company (through the Facility Agent) that its participation in the Loans is to be prepaid in full and that its Commitment be cancelled. During the Notification Period no Borrower may request the making of any Loan other than a Rollover Loan. If a Lender delivers a notice under this paragraph (d):

(i)	on the date of the notice that Lender’s Commitment shall be cancelled; and

(ii)	on the date following thirty days after the end of the Notification Period, the Borrowers shall prepay that Lender’s participation in the Loans in full.

10.3	Mandatory prepayment — SFR

(a)	In this Subclause SFR Ownership means the percentage of the total share capital conferring the right to vote and receive dividends of SFR or any other member of the Group to which the French mobile business of SFR (as at the date of this Agreement) is transferred following the date of this Agreement which is owned (directly or indirectly) by the Company.

(b)	If the SFR Ownership is, at any time, less than 50 per cent. but equal to, or greater than, 40 per cent. then:

(i)	fifty per cent. of the Total Commitments shall be cancelled forthwith; and

(ii)	by no later than the date which is 30 Business Days after the date on which the SFR Ownership was first less than 50 per cent. (but equal to, or greater than, 40 per cent.), the Borrowers shall prepay the Loans in such an amount as will result in the outstanding Loans not exceeding the then amount of the Total Commitments (taking into account the cancellation under paragraph (i) above.

(c)	If the SFR Ownership is, at any time, less than 40 per cent. then:

(i)	the Total Commitments shall be cancelled forthwith in full; and

(ii)	by no later than the date which is 30 Business Days after the date on which the SFR Ownership was first less than 40 per cent., each Borrower shall prepay each Loan made to it in full.

(d)	The Company shall promptly notify the Facility Agent of any change in the SFR Ownership that would result in a prepayment and cancellation under this Subclause.

10.4	Mandatory prepayment — financial covenants

If the Company does not comply with any of the financial covenants in Clause 20 (Financial covenants), then:

(a)	on the date on which the financial statements of the Company evidencing that failure to comply are (or should have been) delivered to the Facility Agent the Total Commitments shall be cancelled forthwith in full; and

(b)	on the date falling 15 Business Days after the date referred to in paragraph (a) above, each Borrower shall prepay each Loan made to it in full.

10.5	Mandatory prepayment — Additional Borrowers

(a)	If the Company ceases to own or control, whether directly or indirectly, more than 50 per cent. of the issued and fully paid up share capital and voting rights of an Additional Borrower (an Additional Borrower change in ownership or control), that Additional Borrower shall repay each Loan made in full on the earlier of:

(i)	the last day of the Interest Period for that Loan which is current at the time the Additional Borrower change in ownership or control becomes legally effective; and

(ii)	the date falling 15 Business Days after the date the Additional Borrower change in ownership or control becomes legally effective.

(b)	Following an Additional Borrower change in ownership or control, the relevant Additional Borrower may not borrow any more Loans and shall, following the prepayment of Loans referred to in paragraph (a) above, cease to be a Borrower.

(c)	The Company shall, promptly upon it becoming legally effective, notify the Facility Agent of any Additional Borrower change in ownership or control.

10.6	Mandatory prepayment — tax gross up

If a Borrower is, or becomes obliged, to make any Tax Deduction and is prevented by applicable law from paying the additional amounts required by Clause 14.2 (Tax gross-up):

(a)	the Finance Party (if a Lender) in respect of which that Tax Deduction has arisen may, by notice to the Company through the Facility Agent, require the relevant Borrower to prepay all or part of its participation in the Loans; and

(b)	the relevant Borrower shall prepay the participation of that Lender in the Loans made to it on the date falling twenty Business Days after the date of the notice,

provided that notwithstanding such prepayment the Borrower concerned shall be obliged to pay the additional amounts to that Lender which it is prevented from paying as soon as it may legally do so and such obligation shall survive any cancellation or termination of this Agreement.

10.7	Voluntary prepayment

(a)	The Company may, by giving not less than three Business Days’ prior notice to the Facility Agent, prepay (or ensure that a Borrower prepays) any Loan at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of €50,000,000 and an integral multiple of €50,000,000.

(c)	If a notice to the Facility Agent under paragraph (a) is received by the Facility Agent after 11.00 a.m., that notice will be deemed to have been received on the following Business Day (and shall take effect accordingly).

10.8	Automatic cancellation

(a)	The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

(b)	The Commitments of each Lender will be automatically cancelled at close of business on 8th October, 2004 if the Start Date has not by then occurred.

10.9	Voluntary cancellation

(a)	The Company may, by giving not less than three Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of €50,000,000 and an integral multiple of €50,000,000.

(c)	Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata.

(d)	If a notice to the Facility Agent under paragraph (a) is received by the Facility Agent after 11.00 a.m., that notice will be deemed to have been received on the following Business Day (and shall take effect accordingly).

10.10	Involuntary prepayment and cancellation

(a)	If a Borrower is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, or a Lender notifies the Facility Agent of its Mandatory Costs referred to in paragraph 3 of Schedule 4 (Calculation of the Mandatory Cost) the Company may, while the requirement continues or the relevant Mandatory Costs are greater than zero, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be the last day of the Interest Period for that Loan or, if earlier, the date specified by the Company in its notification.

10.11	Re-borrowing of Loans

Any voluntary prepayment of a Loan or a mandatory prepayment under Clause 10.5 (Mandatory prepayment — Additional Borrowers) may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Loan (other than under Clause 10.5) may not be re-borrowed.

10.12	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.

11.2	Determination of Margin

(a)	The Margin shall be determined and adjusted from time to time by reference to the lower of the ratings published by either Moody’s or S&P (together, the Rating Agencies) in respect of the Company’s long term corporate credit rating (in the case of S&P) or senior implied rating (in the case of Moody’s), each a relevant rating, such that when such a rating is that which appears in Column A in the table below, the Margin will be the percentage rate per annum which appears next to that rating in Column B.

A		B
		(per cent. per
		annum)
S&P	Moody's
BBB+ or higher	Baa1 or higher	0.45
BBB	Baa2	0.60
BBB-	Baa3	0.80
BB+ (or lower)	Ba1 (or lower)	1.10

The applicable Margin is to be determined in accordance with the table above by reference to the lowest rating published, so that in the event that the relevant ratings published by each Rating Agency are qualitatively different, the applicable Margin will be determined by reference to the lower of the two ratings. If only one Rating Agency issues a relevant rating, the applicable Margin will be determined by reference to that rating. If a non rating date occurs (as defined in paragraph (c) below), the applicable Margin shall be the Margin applicable at the time that non rating date occurs (subject to paragraph (c) below) unless that would result in the Margin being less than 0.80 per cent. per annum, in which case the applicable Margin shall be 0.80 per cent. per annum.

(b)	Any adjustment to the Margin will take effect immediately upon the date the press release relating to the rating change is issued by the relevant Rating Agency for the purposes of this Clause and Clause 25.3 (Commitment fee).

(c)	If at any time neither Moody’s nor S&P assign a long term corporate rating (for S&P) or a senior implied rating (for Moody’s) to the Company (the date on which this event occurs being the non rating date) then:

(i)	the Company may within 15 days of the non rating date notify the Facility Agent that FitchIBCA is to replace Moody’s or S&P for the purpose of this Agreement; or

(ii)	in the absence of a notification under paragraph (i) or in the event that FitchIBCA does not assign an applicable credit rating to the Company, the Company and the Facility Agent (acting on the instructions of the Majority Lenders, acting reasonably) will select another rating agency which assigns an applicable credit rating to the Company to replace Moody’s or S&P for the purpose of this Agreement,

(FitchIBCA or such other rating agency being a replacement rating agency). The Facility Agent shall, in agreement with the Company and in accordance with market practices, select the applicable ratings grid of the replacement rating agency which is equivalent to the ratings referred to in paragraph (a) above, which shall, with the prior written consent of the Majority Lenders, be binding on all the Parties. Following the selection of a replacement rating agency and a ratings grid in accordance with this clause, reference in this Clause to (A) Rating Agencies, Moody’s or S&P and (B) relevant ratings shall refer to the replacement rating agency and that ratings grid respectively. If a replacement rating agency and a ratings grid is not selected within 90 days of the non rating date, the Facility Agent and the Company shall meet in order to determine in good faith the applicable Margin, provided that until such time as such a determination is made, the applicable Margin shall be the Margin applicable at the non rating date.

11.3	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Interest Period and also, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of that Interest Period.

11.4	Interest on overdue amounts

(a)	If a Borrower fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Interest Periods of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Interest Period.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Interest Period, then:

(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

(ii)	the rate of interest on the overdue amount for that first Interest Period will be two per cent. per annum above the rate then payable on that Loan (or, in the case of a Swingline Loan, two per cent. per annum above the rate otherwise applicable to each day of that Interest Period).

After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.

11.5	Notification of rates of interest

The Facility Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

11.6	Taux Effectif Global

In order to comply with the provisions of Articles L313-1 and L313-2 of the French Consumer Code (Code de la Consommation), the effective global rate (taux effectif global) calculated in accordance with this Agreement is as set out in a letter dated the date of this Agreement (or, in relation to an Additional Borrower incorporated in France, dated on or about the date of the relevant Accession Agreement) from the Facility Agent to the Company substantially in the form set out in Schedule 11.

12.	INTEREST PERIODS

12.1	Selection — Revolving Credit Loans

(a)	Each Revolving Credit Loan has one Interest Period only.

(b)	A Borrower must select the Interest Period for a Revolving Credit Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Interest Period for a Revolving Credit Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

12.2	No overrunning the Final Maturity Date

If an Interest Period would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

12.3	Notification

The Facility Agent must notify the relevant Borrower and the Lenders of the duration of each Interest Period promptly after ascertaining its duration.

13.	MARKET DISRUPTION

13.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

13.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Interest Period.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Interest Period will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

13.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

14.	TAXES

14.1	General

In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

14.2	Tax gross-up

(a)	Each Borrower must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If a Borrower or a Lender is aware that a Borrower must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by a Borrower or the Facility Agent, the amount of the payment due from the Borrower will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Borrower is required to make a Tax Deduction, that Borrower must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(f)	No Borrower is obliged to pay any additional amounts for the account of a Finance Party pursuant to this Subclause in respect of any Tax Deduction to the extent that the obligation to pay such additional amounts would not have arisen but for the gross negligence or wilful misconduct of such Finance Party or the failure by such Finance Party to provide (within a reasonable period after being requested to do so by the Company or the Facility Agent) any form, certificate or other documentation:

(i)	the provision of which would have relieved the relevant Borrower from the relevant withholding obligation; and

(ii)	which it is within the power of such Finance Party to provide.

14.3	Tax indemnity

(a)	Each Borrower shall:

(i)	pay when due all Taxes required by law to be deducted or withheld by it from any amounts paid or payable to the Finance Parties under the Finance Documents;

(ii)	within 30 calendar days of the payment being made, deliver to the Facility Agent for the relevant Lender evidence satisfactory to that Lender (including all relevant Tax receipts) that the payment has been duly remitted to the appropriate authority; and

(iii)	except as provided in paragraph (b) below, on demand (which demand shall be accompanied by a certificate from the Finance Party setting out, in reasonable detail, calculations relating to the amount claimed) indemnify each Finance Party against any loss or liability which that Finance Party determines has been suffered (directly or indirectly) by that Finance Party on account of Tax in relation to a payment received or receivable (or any payment deemed to be receivable) under a Finance Document.

(b)	Paragraph (a)(iii) above does not apply to:

(i)	any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose; or

(ii)	any loss or liability for which such Finance Party is otherwise compensated by the payment of additional amounts under Clause 14.2 (Tax Gross-up) or would have been compensated but for one of the exceptions referred to in Subclause 14.2(f).

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

14.4	Tax Credit

(a)	If a Borrower makes a Tax Payment and the relevant Finance Party solely determines that:

(i)	it has received or been granted a Tax Credit in relation to that Tax Payment; and

(ii)	it has retained that Tax Credit and fully utilised it on an affiliated group basis,

the Finance Party must pay an amount to the Borrower which that Finance Party determines (in its absolute discretion but acting in good faith) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Borrower.

(b)	Each Lender shall use its reasonable endeavours to determine whether it is entitled to receive a Tax Credit and, if it determines that it is, to obtain the same, unless to do so or attempt to do so might, in the sole opinion of the Lender, be in any way prejudicial to the Lender (provided that where a Bank claims a Tax Credit pursuant to this Subclause, the extent, order and manner in which it does so shall be in the absolute discretion of the Lender (acting in good faith)). No Lender shall be obliged to disclose any information regarding its tax affairs or computations to any other Party.

14.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

14.6	Value added taxes

(a)	Any amount (including costs and expenses) payable under a Finance Document by a Borrower is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Borrower must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	The obligation of any Borrower under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

15.	INCREASED COSTS

15.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation,

made after the date of this Agreement.

15.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to any change in the rate of, or change in the basis of calculating a tax on the overall net income of a Finance Party or its Holding Company; or

(c)	attributable to a Finance Party or its Holding Company failing to comply with any law or regulation (provided that this exception shall not apply to the extent that such law or regulation is applied retrospectively).

15.3	Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim, setting out in reasonable detail calculations evidencing the relevant increased costs, provided that nothing herein shall require such Finance Party to disclose any confidential information relating to the organisation of its affairs.

16.	MITIGATION

16.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Borrower under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	require the Facility Agent or any Lender to claim relief in respect of any Tax Payment in priority to any other reliefs, claims or credits available to it; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.	PAYMENTS

17.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

17.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

17.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for a Borrower in or towards payment (as soon as practicable after receipt) of any amount due from that Borrower under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

17.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in euros.

17.5	No set-off or counterclaim

All payments made by a Borrower under the Finance Documents must be made without set-off or counterclaim.

17.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines (acting reasonably) is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

17.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Borrowers under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Borrowers under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by a Borrower.

17.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

18.	REPRESENTATIONS

18.1	Representations

The representations set out in this Clause are made by each Borrower or (if it so states) the Company to each Finance Party.

18.2	Status

(a)	It is a joint-stock company, a limited liability company, a limited liability partnership or a corporation duly incorporated or established and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each Material Subsidiary has the power to own its assets and carry on its business as it is being conducted.

18.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

18.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it or any Material Subsidiary in any material respect;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any Material Subsidiary or any of its or any Material Subsidiary’s assets in any material respect.

18.6	No default

(a)	No Event of Default is outstanding or will result from the making of any Loan; and

(b)	no other event is outstanding which constitutes an event of default or (subject to any applicable grace period) breach of obligation under, or failure to comply with, any document which is binding on it or any of its assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

18.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

18.8	Financial statements

Its audited financial statements most recently delivered to the Facility Agent (which, in the case of the Company at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in France or (subject to the provisions of Clause 19.2 (Form of financial statements) internationally, consistently applied; and

(b)	fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements and (in the case of the financial statements of the Company) there has been no change in the consolidated condition of the Company since the date to which those financial statements were drawn up which has or could reasonably be expected to have a Material Adverse Effect.

18.9	No material adverse change

In the case of the Company only, as at the date of this Agreement and the First Utilisation Date there has been no material adverse change in the consolidated financial condition of the Company since the date to which the Original Financial Statements were drawn up which has not been specifically disclosed in the Information Memorandum.

18.10	Litigation

(a)	No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which, if adversely determined, are reasonably likely to have a Material Adverse Effect.

(b)	No proceedings of any nature are current or, to its knowledge, pending or threatened, for the winding-up or dissolution (other than a solvent winding up or dissolution) of, or in respect of any insolvency proceeding of any nature relating to it or any Material Subsidiary.

18.11	Information Memorandum

(a)	In this Subclause, Information Memorandum means the information memorandum prepared on behalf of, and approved by, the Company in connection with this Agreement.

(b)	In the case of the Company only and as at the date of this Agreement:

(i)	the factual information contained in the Information Memorandum was true in all material respects as at its date and the assumptions and projections expressed in the Information Memorandum were made acting reasonably and in good faith;

(ii)	the Information Memorandum did not omit as at its date any information which, if disclosed, would adversely affect the decision of a person considering whether to enter into this Agreement; and

(iii)	nothing has occurred since the date of the Information Memorandum which renders the information contained in it untrue or misleading in any material respect and which, if disclosed, might adversely affect the decision of a person considering whether to enter into this Agreement.

18.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.13	Taxes on payments

As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

18.14	Stamp duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

18.15	Immunity

(a)	The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

18.16	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England in legal proceedings based on or in connection with the Finance Documents will be recognised and be enforceable by the courts of its jurisdiction of incorporation (subject to the provisions of Council Regulation No. 44/2001 of the Council of the European Union on jurisdiction and enforcement of judgments in civil and commercial matters, or other applicable law or convention on the recognition and enforcement of court judgements).

18.17	Times for making representations

(a)	The representations set out in this Clause are made by the Company on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

(i)	each Additional Borrower and the Company on the date that Additional Borrower becomes a Borrower; and

(ii)	each Borrower on the date of each Request and the first day of each Interest Period.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

19.	INFORMATION COVENANTS

19.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	its audited consolidated financial statements for each of its financial years;

(ii)	the audited financial statements of each Borrower for each of its financial years;

(iii)	its unaudited interim consolidated financial statements for the first half-year of each of its financial years; and

(iv)	its unaudited consolidated financial statements for each first and third quarter of each of its financial years.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Company’s audited consolidated financial statements, within 120 days;

(ii)	in the case of each Borrower’s audited financial statements, within 120 days; and

(iii)	in the case of the Company’s interim financial statements, within 90 days; and

(iv)	in the case of the Company’s quarterly financial statements, within 90 days, of the end of the relevant financial period.

19.2	Form of financial statements

(a)	The Company must ensure that:

(i)	each set of financial statements relating to it delivered under this Clause is prepared on the same Accounting Basis as was used in the preparation of the Original Financial Statements and in accordance with accounting principles and practices generally accepted in France or internationally and consistently applied (or if not consistently applied accompanied by details of the inconsistencies unless such details appear in the notes to the financial statements) and shall fairly represent the consolidated financial condition of the Group. If (I) any financial statements relating to the Company referred to in this Clause (the Inconsistent Financial Statements) are prepared on an Accounting Basis which is not consistent with the immediately preceding comparable financial statements or in accordance with accounting principles and practices which are not consistent with the immediately preceding comparable financial statements or (II) the Company changes the end of its financial year, and, in the reasonable opinion of the Company or the Majority Lenders, the result of the calculations made pursuant to the provisions in Clause 20 (Financial Covenants) does not correspond to the commercial intention of such provisions, the following shall apply:

(A)	either the Company shall notify the Facility Agent or the Facility Agent shall notify the Company accordingly (as appropriate). Any notice given under this sub-paragraph (A) shall, if that notice relates to paragraph (a)(i)(I), contain reasonable details of the differences between the Inconsistent

Financial Statements and the immediately preceding comparable financial statements.

(B)	in the event of a notice from the Facility Agent or, in the event of a notice from the Company, if the Majority Lenders agree with the Company’s opinion, the Company and the Lenders shall negotiate in good faith for a period not exceeding 30 days with a view to the Company and the Majority Lenders agreeing the manner in which the provisions of Clause 20 (Financial Covenants) shall be applied to the Inconsistent Financial Statements or the financial statements of the Company made up to the end of the Company’s new financial year. If no agreement is reached within this period or, if the notice under paragraph (A) above was from the Company, the Majority Lenders do not agree with the Company’s opinion, the provisions of Clause 20 (Financial Covenants) shall be interpreted with respect to the Inconsistent Financial Statements as determined by the Facility Agent (acting on the instructions of the Majority Lenders), which interpretation shall prevail or, in the case of a change in the end of the Company’s financial year, the Company shall deliver financial statements made up to the date on which its financial year ended prior to the change in the end of its financial year;

(ii)	each set of financial statements delivered under this Clause shall give a true and fair view of the financial condition of the Borrower to which they relate (or the Group in the case of the Company) as at the end of the period to which those financial statements relate and of the results of its operations during that period; and

(iii)	each set of audited financial statements delivered by it under this Clause is audited by an internationally recognised independent qualified firm of auditors.

(b)	In the event that any set of financial statements delivered under this Clause are prepared in accordance both with French accounting principles and practices (French financial statements) and accounting principles and practices generally accepted internationally (international financial statements) the Company shall deliver to the Facility Agent under this Clause both the French financial statements and the international financial statements.

(c)	In paragraph (a), Accounting Basis in relation to the preparation of financial statements means the methodology used in that preparation, including the policies and practices relating to where and how, or the manner in which, transactions, operations, liabilities or assets of a particular nature or type are recorded, entered or described in those financial statements.

19.3	Liquidity Analysis

On the first Business Day of each of the Company’s financial quarters commencing on or after the Start Date, the Company shall (unless on that day it has an Investment Grade Rating) deliver to the Facility Agent in sufficient copies for all the Lenders an up-to-date Liquidity Analysis together with a certificate from the Chief Financial Officer of the Company confirming that such Liquidity Analysis has been prepared in good faith and is based on reasonable assumptions.

19.4	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under this Agreement which relate to any period ending on a Testing Date (as defined in Clause 20 (Financial Covenants)).

(b)	A Compliance Certificate must be signed by an authorised signatory of the Company and, in the case of a Compliance Certificate supplied with its annual audited consolidated financial statements, its auditors.

19.5	Information — miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched (i) by the Company to its shareholders (or any class of them) concerning the convening of agendas for and resolutions to be considered at shareholders meetings or involving or containing reports or information relating to the affairs and activities of the Company, or by any Borrower to its creditors generally or any class of them at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current or pending and which would, if adversely determined, reasonably be expected to have a Material Adverse Effect; and

(c)	promptly on request, such further information in the possession or control of any Borrower or any Material Subsidiary regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

19.6	Notification of Default

(a)	Unless the Facility Agent has already been so notified by another Borrower, each Borrower must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent (acting on the instructions of the Majority Lenders), the Company must supply to the Facility Agent a certificate, signed by an authorised signatory of the Company on its behalf, certifying (i) that no Default is outstanding or, (ii) if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it (provided that the Facility Agent may not make more than two such requests in any period of twelve consecutive calendar months unless, in the case of (ii), a Default is outstanding.

19.7	Use of websites

(a)	This Subclause shall apply to:

(i)	all financial statements, certificates, each Liquidity Analysis and other information delivered under Clause 19.5;

(ii)	any communication (other than one which is intended to form part of a contract) between the Company and the Facility Agent or between the Facility Agent and the Finance Parties (or any of them) in connection with any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrowers and relating to a Finance Document or a document referred to in any Finance Document; and

(iii)	any other communication between the Company and the Facility Agent or between the Facility Agent and the Finance Parties (or any of them), of a type to which the

Facility Agent specifies, in a notice delivered to the Company and the Lenders by letter or facsimile, that this Subclause shall apply.

(b)	The Facility Agent will not, without the consent of the Majority Lenders and the Company, specify pursuant to paragraph (a)(iii) above that this Subclause shall apply to:

(i)	the delivery of Requests; or

(ii)	the notification by the Facility Agent of a Lender’s participation in a Loan.

(c)	Any communication to which this Subclause applies shall be validly given if:

(i)	the sender places the communication on a website (the Designated Website) operated by a website operator which is (at the time the communication is sent) approved by the Facility Agent for this purpose, in accordance with the procedures and requirements of that website operator;

(ii)	the details and instructions (including any password) necessary in order to access the communication on the Designated Website have been notified to the Facility Agent, the Company and each Lender by letter, fax or e-mail in accordance with this Agreement;

(iii)	the sender takes such steps as are necessary so that each recipient is sent, by letter or fax in accordance with this Agreement or by electronic mail in accordance with paragraph (d) below, a notice (the Notification) of the fact that a communication has been placed on the Designated Website for their attention and giving instructions for gaining access to that communication (to the extent not already notified under paragraph (ii) above); and

(iv)	in the case of the documents referred to at paragraph (a)(i) above, and in the case of any communication referred to at paragraph (a)(ii) placed by the Company, the communication is placed on the Designated Website in PDF format or any other format acceptable to the Facility Agent and a hard copy is, in any event, provided to the Facility Agent.

(d)	A Notification sent by electronic mail to a Party shall be sent to the electronic mail address notified by that Party to the Facility Agent (or, if that Party is the Facility Agent, notified by the Facility Agent to the other Parties) in accordance with Clause 35 (Notices).

(e)	Subject to paragraph (f) below, the Facility Agent may approve a website operator by giving five Business Days’ notice (by letter or facsimile) to the Lenders and the Company. The Facility Agent may revoke its approval of a website operator for these purposes at any time immediately upon notice (given by letter or facsimile) to the Lenders and the Company. Any such notice will take effect immediately.

(f)	The Facility Agent shall not approve a website operator for the purposes of this Subclause unless:

(i)	it is satisfied that the Facility Agent, the Company and each Finance Party have been provided with any website addresses, user names, passwords and other necessary information, and have entered into any necessary arrangements with the website operator, to enable them to gain access to communications placed on the website for their attention;

(ii)	it has received assurances satisfactory to it that, communications transmitted to, received from and stored on websites operated by the website operator will be as secure as possible from unauthorised interception, reading and amendment; and

(iii)	it is satisfied that, promptly upon a communication being placed on any relevant website, the intended recipient will be sent a notification by e-mail of the communication and will, for at least 30 days thereafter, be able to read and retrieve a copy of the communication.

(g)	Any communication made in accordance with paragraph (c) above will be deemed to be given at the close of business (in the place of receipt) on the Business Day following the day on which the recipient is given the relevant Notification, unless prior to that time either:

(i)	the sender of the communication becomes aware that the recipient has not received that Notification; or

(ii)	the recipient of the Notification notifies the sender that it is not possible, for technical or other reasons affecting the operation of the relevant website generally, for the communication to be read or retrieved.

(h)	The Facility Agent, the Company and each Lender shall comply with any reasonable requirements of any approved website operator relating to the operation and security of the relevant websites.

(i)	The Facility Agent shall promptly upon becoming aware of its occurrence notify the Lenders and the Company if:

(i)	any Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for any Designated Website change;

(iii)	the Facility Agent becomes aware that any Designated Website or any information posted onto any Designated Website is or has been infected by any electronic virus or similar software.

If the Facility Agent gives a notice under paragraph (i) or (iii) above, all information which would otherwise have been posted on the Designated Website concerned shall be supplied in hard copy unless and until the Facility Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(j)	Nothing in this Subclause shall prejudice the right of any Party to give any notice or other communication by letter or facsimile in accordance with the terms of this Agreement.

20.	FINANCIAL COVENANTS

20.1	Definitions

In this Clause:

Acquired Business means a member of the Group or business or assets acquired during a Measurement Period (or, for the purposes of paragraph (d) of the definition of Proportionate EBITDA, a member of the Group or business or assets acquired by a member of the Maroc Telecom Group or the SFR Group during a Measurement Period).

Cash and Cash Equivalents means the items corresponding to Disponibilités shown in the Company’s consolidated balance sheet and described in the Notes to the Company’s annual consolidated financial statements, in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Total Gross Financial Debt, provided that the proportion of the cash and cash equivalents (as so described) of SFR Group and Maroc Telecom Group which is taken into account for the purposes of this definition shall be equal to the Relevant Proportion of such cash and cash equivalents.

Financial Income means, in relation to a Measurement Period, all interest and other financing income received or receivable by the Group during that Measurement Period (provided that the proportion of interest and financing income received or receivable by SFR Group and Maroc Telecom Group which is taken into account for the purposes of this definition shall be equal to the Relevant Proportion of that interest and financing income), including the financial income of any Acquired Business (as determined on a pro forma 12 months basis for the part of the Measurement Period prior to the acquisition of that Acquired Business).

Financial Net Debt means at any time Gross Financial Debt less Cash and Cash Equivalents.

Financing Costs means, in relation to a Measurement Period, all interest expenses included in the item Coût du Financement shown in the Company’s consolidated income statement, incurred by the Group during that Measurement Period and including the Financing Costs of any Acquired Business (as determined on a pro forma twelve month basis for the part of the Measurement Period prior to the acquisition of the Acquired Business), provided that:

(a)	capitalised items shall only be included in the calculation of Financing Costs for a Measurement Period if the Company confirms in a Compliance Certificate that they constitute more than 5 per cent. of those Financing Costs (and for these purposes, in each such Compliance Certificate, the Company shall either certify that capitalised items for the Measurement Period to which that certificate relates do not exceed 5 per cent. of Financing Costs for that period or, if they do, set out the aggregate amount of capitalised items);

(b)	the proportion of the Financing Costs (as described above) of SFR Group and Maroc Telecom Group which is taken into account for the purposes of this definition shall be equal to the Relevant Proportion of those Financing Costs.

Gross Financial Debt means the items corresponding to Dettes financières à long terme and Dettes financières à court terme shown in the Company’s consolidated balance sheet and described in the notes to Company’s annual consolidated financial statements provided that:

(a)	Project Finance Indebtedness or any Financial Indebtedness which has been defeased prior to the date of this Agreement shall be excluded (for which purposes, Financial Indebtedness is defeased if all of the obligations of the relevant member of the Group in relation thereto are irrevocably (i) transferred in full to a person that is not a member of the Group or (ii) cash collateralised in full by blocked deposits, such that no member of the Group thereafter has any outstanding indebtedness or liability (contingent or otherwise) with respect to such Financial Indebtedness (including, without limitation, with respect to adjusting the amount of, or making any payment in relation to, any such cash collateral)); and

(b)	the proportion of the amount of any obligation in the Company’s consolidated statements of SFR Group or Maroc Telecom Group which is taken into account for the purposes of this definition shall be equal to the Relevant Proportion of that amount.

Measurement Period means a period of 12 months ending on a Testing Date.

Net Financing Costs means, in relation to a Measurement Period, Financing Costs less Financial Income for the Group during that Measurement Period.

Proportionate EBITDA means, in relation to a Measurement Period the aggregate of:

(a)	the consolidated operating income of the Group for that Measurement Period (excluding Maroc Telecom Group and SFR Group) adjusted by:

(i)	adding back depreciation of tangible assets and amortisation of intangible assets (to the extent that such depreciation and amortisation are deducted in computing the operating income);

(ii)	deducting any gain (or adding back any loss) in connection with the disposal of any tangible and intangible asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period; and

(iii)	deducting any one-time gain and adding back any one-time loss, including any restructuring charges;

(b)	an amount equal to the operating income (as adjusted in accordance with paragraphs (i) to (iii) above) of any Acquired Business for that Measurement Period (as determined on a pro forma twelve month basis for the part of the Measurement Period prior to the acquisition of the Acquired Business);

(c)	the dividends received by the Group during that Measurement Period from Véolia Environnement S.A. and NBC; and

(d)	an amount equal to the Relevant Proportion of the operating income (as adjusted in accordance with paragraphs (a)(i) to (iii) and (b) above) for that Measurement Period of Maroc Telecom Group and SFR Group.

Relevant Proportion means the percentage of the entirety of the share capital of a member of the Group owned, directly or indirectly, by the Company.

Testing Date means:

(a)	30th June and 31st December of each year; and

(b)	31st March and 30th September of each year (if on any such date the Company does not then have an Investment Grade Rating).

20.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than euros is to be taken into account at its euro equivalent calculated on the basis of:

(i)	the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros at or about 11.00 a.m. (London time) on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

20.3	Leverage

The Company shall procure that on each Testing Date referred to in Column 1 in the table in Subclause 20.5 falling on or after the Start Date, the ratio of Financial Net Debt to Proportionate EBITDA (as determined from the financial statements of the Company made up to that Testing Date delivered to the Facility Agent under Clause 19.1 (Financial statements) does not exceed that set out opposite that Testing Date in Column 2 of such table.

20.4	Interest cover

The Company shall procure that on each Testing Date referred to in Column 1 in the table in Subclause 20.5 falling on or after the Start Date, the ratio of Proportionate EBITDA to Net Financing Costs (as determined from the financial statements of the Company made up to that Testing Date delivered to the Facility Agent under Clause 19.1 (Financial statements)) is at least that set out opposite that Testing Date in Column 3 of such table.

20.5	Ratios

Column 1	Column 2	Column 3
Testing Date)	(Maximum ratio of	(Minimum ratio for
	Financial Net Debt to	Proportionate
	Proportionate	EBITDA to Net
	EBITDA)	Financing Costs)
Each Testing Date to (and including) 30th September, 2004	3.0:1	4.2:1

31st December, 2004	2.8:1	4.3:1

Each Testing Date from (and including) 31st March, 2005	2.8:1	4.5:1

21.	GENERAL COVENANTS

21.1	General

Each Borrower agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group or each Material Subsidiary, each Borrower must ensure that each of its Subsidiaries or (as appropriate) each of its Subsidiaries which is a Material Subsidiary, performs that covenant.

21.2	Authorisations

Each Borrower must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

21.3	Pari passu ranking

(a)	Each Borrower must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

(b)	The Company will not permit any Material Subsidiary to guarantee any Financial Indebtedness of the Company, an Additional Borrower or another Material Subsidiary unless:

(i)	the Material Subsidiary giving the guarantee simultaneously executes and delivers a guarantee in relation to the Facilities (a Facilities Guarantee) provided that:

(A)	if the guaranteed Financial Indebtedness ranks pari passu in right of payment to the Facilities, any such guarantee of such Material Subsidiary with respect to such Financial Indebtedness shall rank pari passu in right of payment to its Facilities Guarantee; and

(B)	if the guaranteed Financial Indebtedness is subordinated in right of payment to the Facilities, any such guarantee of such Material Subsidiary with respect to such Financial Indebtedness shall be subordinated in right of payment to the Facilities Guarantee substantially to the same extent as such Financial Indebtedness is subordinated in right of payment to the Facilities;

(ii)	the Material Subsidiary giving the guarantee waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Material Subsidiary as a result of any payment by such Material Subsidiary under its guarantee; and

(iii)	the Material Subsidiary giving the Facilities Guarantee delivers to the Facility Agent an opinion of counsel to the effect that:

(A)	that Facilities Guarantee has been executed and authorised; and

(B)	that Facilities Guarantee constitutes a valid, binding and enforceable obligation of such Material Subsidiary, except insofar as enforcement thereof may be limited by insolvency, bankruptcy, liquidation, reorganization, administration, moratorium, receivership or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of law and/or equity.

(c)	Paragraph (b) shall cease to apply upon the Company obtaining an Investment Grade Rating (and shall not thereafter reapply in the event the Company subsequently loses that Investment Grade Rating) and shall otherwise not apply in relation to:

(i)	any guarantee by a Material Subsidiary to the extent required under any Existing Facility;

(ii)	any guarantee by a Material Subsidiary of Financial Indebtedness permitted to be incurred under clause (1)(c) of the second paragraph of the covenant described under “Incurrence of Indebtedness and Issuance of Preferred Stock” of the High Yield Notes;

(iii)	any guarantee by a Material Subsidiary in relation to any Financial Indebtedness which is used to refinance any existing Financial Indebtedness in the same or lesser amount, to the extent such Material Subsidiary provided a guarantee in respect of the existing Financial Indebtedness being refinanced;

(iv)	any guarantee by a Material Subsidiary of Acquired Debt (as such term is defined in the High Yield Notes) that is permitted to be incurred under the first paragraph of the covenant described under “incurrence of Indebtedness and Issuance of Preferred Stock” of the High Yield Notes to the extent existing under, or required under the terms of such Acquired Debt; provided that the guarantee or any requirement to provided such guarantees was in existence prior to the contemplation of the merger, consolidation or acquisition that resulted in the incurring of such Acquired Debt; or

(v)	any guarantee by a Material Subsidiary of the Financial Indebtedness of any Subsidiary of that Material Subsidiary.

(d)	Any Facilities Guarantee of a Material Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged:

(i)	upon the unconditional release or discharge of the guarantee by such Material Subsidiary which resulted in the creation of that Facilities Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(ii)	upon the cancellation of the Facilities and the full and final payment of all amounts payable by the Borrowers under the Facilities;

(iii)	upon the full and final payment of all amounts payable by the Company under the High Yield Notes or upon the Legal Defeasance or Covenant Defeasance (as those terms are defined in the documentation relating to the High Yield Notes) or discharge of the High Yield Notes in accordance with their terms);

(iv)	if all of the voting stock of a Material Subsidiary guarantor (or any Holding Company owing, directly or indirectly, all the voting stock of such guarantor) is sold or otherwise disposed of to a person which is not a member of the Group in accordance with Clause 21.5 (Disposals); and

(v)	upon the Company obtaining an Investment Grade Rating.

21.4	Negative pledge

(a)	No Borrower or Material Subsidiary will create or permit to subsist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	(A)	Security Interests in respect of the Existing Facilities which are discharged no later than ten Business Days after the first Utilisation Date; or

(B)	other Security Interests already existing at the date of this Agreement securing Financial Indebtedness in an aggregate amount of €3,124,000,000 (or the equivalent in other currencies);

(ii)	liens arising solely by operation of law (or by any deed evidencing the same) in the ordinary course of business in respect of Financial Indebtedness which either (1) has been due for less than 14 days or (2) is being contested in good faith and by appropriate means;

(iii)	pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of its business as security only for Financial Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which that pledge exists;

(iv)	any Security Interest arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired in the ordinary course of business;

(v)	any Security Interest existing at the time of acquisition on or over any assets acquired after the date of this Agreement but only if (1) the Security Interest was not created in contemplation of or in connection with that acquisition and (2) the principal, capital or nominal amount secured by any such Security Interest and outstanding at the time of acquisition may not be increased;

(vi)	any Security Interest created on any assets acquired after the date of this Agreement or the shares in any special purpose company created for the purpose of such acquisition for the sole purpose of financing or re-financing that acquisition and securing a principal, capital or nominal amount not exceeding 100% of the cost of that acquisition and provided that the aggregate amount of Financial Indebtedness secured by Security Interests permitted by this paragraph shall not at any time exceed €2,000,000,000 in aggregate (or its equivalent);

(vii)	in the case of any company which becomes a Material Subsidiary after the date of this Agreement, any Security Interest existing on or over its assets when it becomes a Material Subsidiary, but only if (1) the Security Interest was not created in contemplation of or in connection with it becoming a Material Subsidiary and (2) the principal, capital or nominal amount secured by any such Security Interest and outstanding when the relevant company becomes a Material Subsidiary may not be increased except by reason of any fluctuation in the amount outstanding under, and within the limits and in accordance with the terms of, facilities which exist and are secured by the relevant Security Interest when it becomes a Material Subsidiary;

(viii)	any Security Interest given on assets acquired after the date of this Agreement to secure Project Finance Indebtedness provided that the assets which are subject to that Security Interest are assets which are the subject of the applicable project;

(ix)	any Security Interest created in respect of borrowings from the French Export Credit Corporation (COFACE) or similar governmental agency incurred on concessional terms by any Borrower or Material Subsidiary made to refinance any amount receivable under any export sales contract provided that each such Security Interest consists only of a pledge of such Borrower or Material Subsidiary’s claims under such contract against the foreign buyer and of any Security Interest or guarantee of such claims;

(x)	any Security Interest over cash or securities deposited with any bank, financial institution, stock exchange or clearing house with which any Borrower or Material Subsidiary enters into back to back, foreign exchange, swap or derivative transactions and with which cash or securities have had to be deposited in order for such transaction to be entered into;

(xi)	any Security Interest created by virtue of the operation of any cash pooling arrangements for any Borrower or Material Subsidiary with their bankers providing for the setting-off or netting of debt and credit balances on bank accounts of those members of the Group;

(xii)	any Security Interest granted by any Borrower or Material Subsidiary to any pension fund or managers securing the pension obligations of any member of the Group;

(xiii)	any Security Interest (the Replacement Security Interest) created in substitution for any Security Interest referred to in this paragraph (b) so long as the principal, capital or nominal amount secured by the Replacement Security Interest does not exceed the amount permitted to be secured under this paragraph (b) by the Security Interest which it replaced;

(xiv)	any Security Interest arising out of orders of attachment, sequestration, distress or execution which does not constitute an Event of Default under Clause 22.8 (Creditors’ process);

(xv)	any Security Interest over cash or securities securing the performance by a Borrower or a Material Subsidiary under any bond, letter of credit or guarantee issued by that Borrower or Material Subsidiary in relation to any bid, tender or offer made by that Borrower or Material Subsidiary in the ordinary course of its business or in relation to any court judgment entered against a Borrower or a Material Subsidiary for the purposes of appealing against that judgment, provided that for so long as the Company does not have an Investment Grade Rating, the amount secured by all Security Interests permitted by this paragraph does not any time exceed €500,000,000 in aggregate (or its equivalent);

(xvi)	any Security Interest required to be created by the Business Combination Agreement or to implement any transaction required to take place by the Business Combination Agreement (including for the purposes of defeasing Class A and Class B preferred interest stock issues by Vivendi Universal Entertainment)

(xvii)	any Security Interest created by the Maroc Telecom SPV, for the purposes of the Maroc Telecom Acquisition, over its right to vote and receive dividends in respect of its shares in Maroc Telecom S.A. and any right or claim of the Maroc Telecom SPV against any person (including, without limitation, under any sale and purchase agreement relating to the Maroc Telecom Acquisition) but excluding the shares in Maroc Telecom S.A. themselves;

(xviii)	any Security Interest granted in respect of Product Financing;

(xix)	any Security Interest created in connection with a disposal made in accordance with Clause 21.5 (Disposals) over the relevant disposal proceeds where those proceeds are required by the relevant purchaser to be held in escrow for a limited period of time as security for its rights under warranties or indemnities granted to the purchaser in respect of that disposal by the vendor or its Affiliates;

(xx)	the transfer of any Security Interest permitted to exist under this paragraph (b) from one person to another, so long as the principal, capital or nominal amount secured by that Security Interest is not increased;

(xxi)	any other Security Interest created on or over assets of any Borrower or any Material Subsidiary, provided that the aggregate outstanding principal, capital or nominal amount secured by all Security Interests created or outstanding under this paragraph on or over assets of any Borrower or any Material Subsidiary must not at any time exceed in aggregate €600,000,000 (or the equivalent in other currencies), provided that the aggregate principal amount of Financial Indebtedness secured by all Security Interests created or outstanding under this paragraph (b) (other than paragraphs (b)(i)(A), (vi), (viii) and (xvi) above), when aggregated with the aggregate value of all assets and receivables sold, transferred or otherwise disposed of pursuant to all Restricted Transactions (as defined in paragraph (d) below), does not at any time exceed 7.5% of consolidated assets (being the total amount of assets shown in the most recent consolidated financial statements of the Group).

(c)	No Borrower or Material Subsidiary will enter into any Restricted Transaction if as a result the aggregate value of all assets and receivables sold, transferred or otherwise disposed of pursuant to all Restricted Transactions, when aggregated with the aggregate principal amount of Financial Indebtedness secured by all Security Interests created or outstanding under paragraph (b) above (other than paragraphs (b)(i)(A), (vi), (viii) and (xvi) above) would exceed 7.5% of consolidated assets (being the total amount of assets shown in the most recent consolidated balance sheet of the Group).

(d)	In this Clause, Restricted Transaction means a sale, transfer or other disposal by any Borrower or any Material Subsidiary of:

(i)	any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	any of its receivables on recourse terms (excluding the discounting of bills or notes in the ordinary course of trading),

in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset provided that if such a transaction is defeased it shall not thereafter constitute a Restricted Transaction, and for these purposes a Restricted Transaction is defeased if all of the obligations of the Borrower or Material Subsidiary concerned thereunder are irrevocably (A) transferred in full to a person that is not a member of the Group or (B) prepaid or (C) otherwise discharged and extinguished in full, such that no Borrower or Material Subsidiary thereafter has any outstanding Financial Indebtedness with respect to such transaction.

21.5	Disposals

(a)	No Borrower shall, and the Company shall procure that no Material Subsidiary will, whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity or for full value on normal commercial terms; or

(ii)	disposals by a Borrower or a Material Subsidiary to another Borrower or Material Subsidiary as long as (other than in the case of a disposal by the Company) the percentage ownership of the Company in the receiving entity (whether such ownership is direct or indirect through other members of the Group) is not significantly less than the Company’s percentage ownership (whether direct or indirect as aforesaid) in the disposing entity; or

(iii)	disposals of assets being shares, provided that the company whose shares are the subject of such disposal remains controlled by the Company following such disposal; or

(iv)	disposals pursuant to Restricted Transactions (as defined in paragraph (d) of Clause 21.4 (Negative Pledge)) permitted by Clause 21.4.

21.6	Subsidiary indebtedness

(a)	The Company must procure that that part of Financial Net Debt (as defined in Clause 20 (Financial Covenants)) excluding:

(i)	Project Finance Indebtedness;

(ii)	Financial Indebtedness incurred by the Maroc Telecom SPV for the purpose of the Maroc Telecom Acquisition;

(iii)	Financial Indebtedness owing from one member of the Group to another member of the Group; and

(iv)	any Financial Net Debt (as defined in Clause 20 (Financial Covenants), mutatis mutandis) of SFR Group which is not required, pursuant to the operation of paragraph (b) below, to be taken into account for the purposes of this paragraph,

(all such Financial Indebtedness referred to in paragraphs (i) to (iv) above being excluded debt) incurred by its Subsidiaries shall not at any time exceed in aggregate an amount equal to the greater of:

(A)	30 per cent. of the then Financial Net Debt (as defined in Clause 20 (Financial Covenants)) (excluding excluded debt); and

(B)	€2,000,000,000 (or its equivalent).

(b)	The Financial Net Debt (as defined in Clause 20 (Financial Covenants), mutatis mutandis) of SFR Group shall only be taken into account for the purposes of the calculation referred to in paragraph (a) above to the extent that it exceeds €5,500,000,000 (and if it does, the amount of the Financial Net Debt (as so defined) of SFR Group which shall be taken into account for the purposes of that calculation shall at any time be limited to the proportion of the excess over €5,500,000,000 which is equal to the proportion of the share capital of SFR which is owned by the Group at that time).

21.7	Loans out

(a)	Except as provided below, no Borrower or Material Subsidiary may be the creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	Financial Indebtedness owing to any Borrower or Material Subsidiary at the date of this Agreement;

(ii)	Financial Indebtedness owing to any Borrower or Material Subsidiary by another member of the Group;

(iii)	Financial Indebtedness owing to any Borrower or Material Subsidiary by a joint venture entity not being a member of the Group in which any member of the Group has an interest from time to time;

(iv)	Financial Indebtedness owing to any Borrower or Material Subsidiary by an entity not being a member of the Group in which any member of the Group has a minority participation;

(v)	any Financial Indebtedness constituted by deferred purchase consideration of the type referred to in paragraph (d) of the definition of Financial Indebtedness;

(vi)	trade credit or other types of loans or advances extended on arms length normal commercial terms and in the ordinary course of business; or

(vii)	any other type of Financial Indebtedness owing to a Borrower or a Material Subsidiary not otherwise permitted under paragraph (i) to (vi) provided that the amount Financial Indebtedness outstanding under this paragraph (vii) shall not at any time exceed €500,000,000 in aggregate (or its equivalent).

21.8	Change of business and maintenance of status

(a)	The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement (for which purposes the general nature of the business of the Company and Group carried on at the date of this Agreement is that of media telecommunications).

(b)	Subject to Clause 21.9 (Mergers), each Borrower and each Material Subsidiary must:

(i)	do all such things as are necessary to maintain its corporate existence; and

(ii)	ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions.

21.9	Mergers

No Borrower shall enter into any amalgamation, demerger, merger or reconstruction unless:

(a)	(i) either the Borrower concerned is the surviving entity and remains responsible for all the obligations of the Borrower concerned under the Finance Documents to which it is a party; or

(ii)	if the surviving entity is not the Borrower concerned, (A) the Facility Agent has first received legal opinions from external counsel to the Borrower concerned addressed to the Finance Parties, in form and substance satisfactory to the Facility Agent confirming that the surviving entity will accede to the obligations of the Borrower concerned under the Finance Documents in full and (if the Borrower concerned is an Additional Borrower) that the obligations of the Company under the Guarantee given by it in respect of the

Borrower concerned will remain in full force and effect with respect to the obligations under the Finance Documents assumed by the surviving entity, (B) the surviving entity is incorporated, in the case of an amalgamation, demerger, merger or reconstruction involving the Company, in the U.S.A or any member state of the European Union as at the date of this Agreement or, in the case of an amalgamation, demerger, merger or reconstruction involving an Additional Borrower, in the U.S.A or any member state of the European Union as at the date of this Agreement or the jurisdiction of that Additional Borrower, (C) this Agreement is first amended to the extent determined by the Majority Lenders (acting on the basis of legal advice) to be necessary in light of the identity and jurisdiction of incorporation of the surviving entity and (D) in the case of a Borrower other than the Company, the surviving entity is a Subsidiary of the Company; and

(b)	(in the case of an amalgamation, demerger, merger or reconstruction involving the Company and in addition to the requirements set out above) either:

(i)	the surviving entity (whether or not the Company) will have an Investment Grade Rating; or

(ii)	if no rating agency publishes a corporate rating in respect of the surviving entity, the credit standing of the surviving entity will (in the opinion of the Majority Lenders) be the same or better as the Company’s, in each case immediately prior to the amalgamation, demerger or reconstruction becoming publicly known.

21.10	Acquisitions

(a)	No member of the Group may make any acquisition of, or investment in relation to, any shares or business with an equity value in excess of €250,000,000 (or its equivalent) unless, prior to any such acquisition or investment being made, the Company delivers to the Facility Agent a certificate signed by an authorised signatory of the Company confirming that, on the basis of assumptions that are reasonable, immediately after that acquisition being made the Company would be in compliance with the financial covenants in Clause 20 (Financial covenants) if those covenants were then to be tested or calculated (on a pro forma basis). In this Subclause the equity value of the shares of a person or a business acquired is, in the case of shares, the agreed net purchase price for those shares or, in the case of the acquisition of a business, the agreed value of the assets comprising such a business less the amount of net debt in that business.

(b)	Paragraph (a) shall not apply:

(i)	in relation to capital expenditure made in the ordinary course of business of any member of the Group;

(ii)	the Maroc Telecom Acquisition;

(iii)	to an acquisition from another member of the Group pursuant to a disposal permitted by Clause 21.5 (Disposals); or

(iv)	any capital contribution or equity injection in any member of the Group provided the percentage of the ownership of the share capital of that Group member owned by the Company (directly or indirectly) does not change as a result.

21.11	Environmental matters

(a)	In this Subclause:

Environment means all, or any of the following media: the air (including the air within buildings and the air within other natural or man made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation, surface and sub-surface soil).

Environmental Law means any law or regulation relating to the Environment or to emissions, discharges or releases of substances or wastes into the Environment or otherwise relating to the handling of substances or wastes or the clean-up or remediation thereof.

(b)	Each Borrower and each Material Subsidiary must comply in all material respects with all applicable Environmental Laws.

21.12	Insurance

Each member of the Group must maintain insurance with financially sound and reputable insurers with respect to its material assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business.

22.	DEFAULT

22.1	Events of Default

(a)	Each of the events set out in this Clause is an Event of Default.

(b)	In this Clause:

Material Group Member means a Borrower or a Material Subsidiary; and

Permitted Transaction means:

(a)	an intra-Group re-organisation of a Material Subsidiary on a solvent basis; or

(b)	any other transaction agreed by the Majority Lenders.

22.2	Non-payment

A Borrower does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within three Business Days of the due date.

22.3	Breach of other obligations

A Borrower does not comply with any term of the Finance Documents (other than those referred to in Clause 22.2 (Non-payment) or Clause 20 (Financial covenants)), unless the non-compliance:

(a)	is capable of remedy; and

(b)	is remedied within fifteen days of the earlier of the Facility Agent giving notice and the Borrower becoming aware of the non-compliance.

22.4	Misrepresentation

A representation made or repeated by a Borrower in any Finance Document or in any document delivered by or on behalf of any Borrower under any Finance Document is incorrect in any material respect when made or deemed to be repeated.

22.5	Cross-default

Any of the following occurs in respect of a Material Group Member:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand, in each case, as a result of an event of default (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a)-(c) above is less than €50,000,000 or its equivalent.

22.6	Insolvency

Any of the following occurs in respect of a Material Group Member:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent (including without limitation en état de cessation des paiements);

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on all or any class of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with all or any class of its creditors for the rescheduling of any of its indebtedness or applies for, or is subject to, an amicable settlement (réglement amiable) pursuant to article L.611-2 of the French Commercial Code);

(e)	a moratorium is declared in respect of any of its indebtedness; or

(f)	any person commences a procédure d’alerte which is not of a vexatious or frivolous nature and is not dismissed within 30 calendar days.

If a moratorium occurs in respect of any Material Group Member, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

22.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Group Member:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution (including without limitation dissolution, liquidation, or redressement judiciaire) or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution (including without limitation dissolution, liquidation, or redressement judiciaire) unless (in the case of a petition being presented by a person other than a Material Group Member) the same is frivolous or vexatious or is otherwise being contested in good faith and on substantial grounds and is stayed or discharged within 30 days of being presented and in any event prior to the date of any substantive hearing of the petition;

(iv)	an order for its winding-up, administration or dissolution (including without limitation dissolution, liquidation, or redressement judiciaire) is made;

(v)	a judgment is issued for its judicial liquidation (liquidation judiciaire) or the transfer of the whole of its business (cession de l’entreprise or cession de fonds de commerce);

(vi)	any person makes a request in accordance with any applicable laws for the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, administrateur judiciaire, provisoire mandataire ad hoc, conciliateur or mandataire liquidateur or similar officer unless (in the case of a request being made by a person other than a Material Group Member) the request for such appointment is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the making of such request and in any event prior to the date that any such appointment is made;

(vii)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, administrateur judiciaire, provisoire mandataire ad hoc, conciliateur or mandataire liquidateur or similar officer is appointed in respect of it or any of its assets; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) does not apply to any step or procedure which is part of a Permitted Transaction.

22.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member, having an aggregate value of at least €50,000,000, and is not discharged within 30 days.

22.9	Cessation of business

A Material Group Member ceases, or takes clear steps to cease, to carry on all or a substantial part of its business (other than pursuant to a transaction permitted by the Finance Documents).

22.10	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Borrower to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective or is alleged by a Borrower to be ineffective for any reason.

(c)	A Borrower repudiates a Finance Document.

22.11	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Majority Lenders (acting in good faith) has, or could reasonably be expected to have, a Material Adverse Effect.

22.12	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel all or any part of the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

23.	THE ADMINISTRATIVE PARTIES

23.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

23.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

23.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

23.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with a Borrower or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with a Borrower or its related entities.

23.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

23.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

23.7	Responsibility

(a)	No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

     (i) any Finance Document or any other document; or

     (ii) any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Borrower and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

23.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

23.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

23.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Borrower or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Borrower.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Borrower irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

23.11	Indemnities

(a)	Without limiting the liability of any Borrower under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

23.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

23.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person appointing a successor Facility Agent must consult with the Company prior to the appointment.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

23.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

23.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

23.16	Swingline Facility

(a)	The Facility Agent may perform its duties in respect of the Swingline Facility through an Affiliate.

(b)	Notwithstanding any other term of this Agreement and without limiting the liability of any Borrower under the Finance Documents, each Swingline Lender must indemnify the Facility Agent for its Pro Rata Share of any liability or loss incurred by the Facility Agent or its Affiliate which relates solely to it acting as the Facility Agent under the Swingline Facility, except to the extent that the liability or loss is caused by the Affiliate’s or the Facility Agent’s gross negligence or wilful misconduct.

23.17	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are, in the absence of manifest error, prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

24.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

25.	FEES

25.1	Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

25.2	Arrangement fee

The Company must pay to the Arrangers for their own account an arrangement fee in the manner agreed in the Fee Letter between the Arrangers and the Company.

25.3	Commitment fee

(a)	The Company shall pay to the Facility Agent for each Lender:

(i)	a commitment fee in euro computed at an annual percentage rate which is equal to 40 per cent. of the then applicable Margin on the undrawn, uncancelled amount of that Lender’s Commitment; and

(ii)	an interim commitment fee in euro computed at an annual percentage rate which is equal to 45 per cent. of the then applicable Margin on the amount by which the undrawn, uncancelled amount of that Lender’s Commitment exceeds the aggregate amount of its commitments or participations under the Existing Facilities, if any, (as notified by that Lender to the Facility Agent)

(b)	The fees referred to in paragraph (a) above shall accrue as follows:

(i)	in the case of the fee referred to in paragraph (a)(i) above, from (and including) the Start Date to (but excluding) the Final Maturity Date; and

(ii)	in the case of the fee referred to in paragraph (a)(ii) above, from (and including) the date of this Agreement to (but excluding) the Start Date.

(c)	Accrued commitment fee and interim commitment fee is payable quarterly in arrear. Accrued commitment fee and interim commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full and, in the case of the interim commitment fee, on the Start Date.

25.4	Utilisation fee

(a)	The Company must pay to the Facility Agent for each Lender a utilisation fee computed at the rate of:

(i)	0.10 per cent. per annum for each day on which the aggregate amount of the Loans equals or exceeds an amount equal to 50 per cent. of the then Total Commitments but is less than 75 per cent. of then Total Commitments; and

(ii)	0.15 per cent. per annum for each day on which the aggregate amount of the Loans equals or exceeds 75 per cent. of then Total Commitments.

(b)	Utilisation fee is payable on the amount of each Lender’s share in the Loans.

(c)	Accrued utilisation fee is payable quarterly in arrear. Accrued utilisation fee is also payable to the Facility Agent for a Lender on the date that its Commitment is cancelled and its share in the Loans prepaid or repaid in full.

(d)	Utilisation fee is not payable from the first date on which the Company has an Investment Grade Rating.

26.	INDEMNITIES AND BREAK COSTS

26.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of a Borrower’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

26.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by a Borrower to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

26.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest (other than the Margin, the Swingline Margin or any fee payable under Clause 25.4 (Utilisation fee)) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Interest Period for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;

            exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

27.	EXPENSES

27.1	Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

27.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of a Borrower or specifically allowed by this Agreement.

27.3	Enforcement costs

The Company must pay to each Finance Party the amount of all duly documented costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

28.	AMENDMENTS AND WAIVERS

28.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

28.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Additional Borrower (if any amount owing by that Additional Borrower under the Finance Documents is then outstanding);

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

28.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

28.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

29.	CHANGES TO THE PARTIES

29.1	Assignments and transfers by Borrowers

No Borrower may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

29.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or the rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of €5,000,000.

(c)	The consent of the Company is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Company must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten days after the Company is given notice of the request unless it is expressly refused by the Company within that time.

(d)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)	Unless the Facility Agent otherwise agrees or the New Lender is an Affiliate of the Existing Lender, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of #1,500.

(f)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

29.3	Procedure for transfer by way of novations

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order, provided that the Facility Agent shall not be obliged to execute any Transfer Certificate during the period of five Business Days from the date on which it receives that Transfer Certificate.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

29.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Borrower and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Borrower of its obligations under any Finance Document or otherwise.

29.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstance giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Borrower need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

29.6	Additional Borrowers

(a)	If one of the wholly-owned Subsidiaries of the Company is to become an Additional Borrower, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part II of Schedule 2 (Conditions precedent documents).

(b)	The prior consent of all the Lenders is required for a Subsidiary of the Company to become an Additional Borrower.

(c)	The relevant Subsidiary will become an Additional Borrower when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (a) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(d)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

29.7	Resignation of a Borrower (other than the Company)

(a)	In this Subclause, Resignation Request means a letter in the form of Schedule 9 (Form of Resignation Request), with such amendments as the Facility Agent may approve or reasonably require.

(b)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by giving to the Facility Agent a duly completed Resignation Request.

(c)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance, unless:

(i)	it is aware that a Default is outstanding or would result from the acceptance of the Resignation Request; or

(ii)	any amount owed by that Borrower under this Agreement is still outstanding.

(d)	The Borrower will cease to be a Borrower when the Facility Agent gives the notification referred to in paragraph (c) above.

(e)	A Borrower (other than the Company) may also cease to be a Borrower in any other manner approved by the Majority Lenders.

29.8	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.9	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in sub-paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

30.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Borrower in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings to the extent required by such proceedings or considered necessary by the relevant Finance Party (acting in good faith) to protect its legitimate interests;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers (to the extent they are bound by an obligation of confidentiality);

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to another Borrower; or

(viii)	with the agreement of the relevant Borrower.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must deliver to the Finance Party a written confidentiality undertaking (substantially in the form of Schedule 10 (Form of Confidentiality Undertaking) together with such amendments as the Finance Party shall reasonably consider necessary) with respect to the information to be disclosed.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

31.	SET-OFF

A Finance Party may, following the occurrence of a Default, set off any matured obligation owed to it by a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	PRO RATA SHARING

32.1	Redistribution

If any amount owing by a Borrower under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

32.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Borrower under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Borrower will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to a Borrower; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

32.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Borrower in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

33.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	NOTICES

35.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

35.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Vivendi Universal S.A.
42, avenue de Friedland, 75008 Paris

Fax number:	+33 (0) 1 71 71 10 47
Attention:	M. Hubert Dupont-Lhotelain.

(c)	The contact details of the Facility Agent for this purpose are:

Address:	Société Générale,
Agency and Transaction Management Department,
OPER/DFI/ATM/COR,
Tour Société Générale,
17, cours Valmy, 92972
Paris La Défense Cedex

Fax number:	+33 (0) 1 42 13 51 73
E-mail:	clementine.berge@sgcib.com
Attention:	Clémentine Bergé.

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, when received;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

35.4	Borrowers

(a)	All communications under the Finance Documents to or from a Borrower must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from a Borrower (other than the Company) must be sent through the Company.

(c)	Each Borrower (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Borrowers.

(e)	The Facility Agent may assume that any communication made by the Company is made with the consent of each other Borrower.

36.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and each Borrower waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

38.2	Service of process

(a)	Each Borrower not incorporated in England and Wales irrevocably appoints Law Debenture Corporate Services Limited, presently at 5th Floor, 100 Wood Street, London EC2V 7EX as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Borrowers) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	Each Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

38.3	Waiver of immunity

Each Borrower irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

     This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Revolving Credit Commitments
ABN Amro Bank N.V., Paris Branch	€132,000,000
Banc of America, N.A.	€187,000,000
Barclays Bank plc	€132,000,000
Bayerische Landesbank, Paris Branch	€132,000,000
BNP Paribas	€187,000,000
Caja de Ahorros y Monte de Piedad de Madrid	€182,000,000
CDC Finance — CDC Ixis	€182,000,000
Citibank International plc, London	€187,000,000
Crédit Agricole Indosuez	€187,000,000
Credit Suisse First Boston International	€80,000,000
Deutsche Bank Luxembourg S.A.	€187,000,000
Fortis Banque France	€70,000,000
Goldman Sachs International Bank	€30,000,000
JPMorgan Chase Bank, Paris Branch	€187,000,000
Natexis Banques Populaires	€132,000,000
The Royal Bank of Scotland plc	€187,000,000
Sumitomo Mitsui Banking Corporation, Paris Branch	€132,000,000
Société Générale	€187,000,000

Total Revolving Credit Commitments	€2,700,000,000

Name of Swingline Lender	Swingline Commitments
Banc of America, N.A.	€62,500,000
BNP Paribas	€62,500,000
Crédit Agricole Indosuez	€62,500,000
Citibank International plc, London	€62,500,000
Deutsche Bank Luxembourg S.A.	€62,500,000
JPMorgan Chase Bank, Paris Branch	€62,500,000
The Royal Bank of Scotland plc	€62,500,000
Société Générale	€62,500,000

Total Swingline Commitments	€500,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

Company

1.	A copy of the articles of association (statuts) of the Company and an extract of the K-Bis of the Register of Commerce and Companies for the Company dated no more than one month prior to the date of this Agreement.

2.	A copy of an extract of a procès-verbal of the conseil d’administration of the Company evidencing the power of the président — directeur général or directeur général of the Company to enter into this Agreement on behalf of the Company and if this Agreement was signed on behalf of the Company by a person other than the président — directeur général or the directeur général of the Company, duly executed powers of attorney in favour of that person evidencing that that person has full authority to sign this Agreement on behalf of the Company.

3.	A specimen of the signature of each person authorised on behalf of the Company to execute any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of an authorised signatory of the Company certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and confirming that the utilisation of the Facilities in full would not cause any limit binding on the Company to be exceeded.

5.	Evidence that the agent of the Company under the Finance Documents for service of process in England and Wales has accepted its appointment.

Legal opinions

1.	A legal opinion of Orrick, legal advisers in France to the Company, addressed to the Finance Parties.

2.	A legal opinion of Allen & Overy, legal advisers in England to the Arrangers and the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that the Existing Facilities will be irrevocably cancelled in full, and all amounts outstanding under the Existing Facilities will be prepaid in full, on or before the first Utilisation Date.

2.	Evidence that all Security Interests and guarantees securing amounts outstanding under the Existing Facilities will be discharged or released within ten Business Days of the first Utilisation Date.

3.	A certificate from an authorised signatory of the Company:

(a)	confirming that the Combination has become legally effective; and

(b)	setting out:

(i)	the structure and composition of the Group following the Combination becoming legally effective;

(ii)	a list of the Material Subsidiaries following the Combination becoming legally effective; and

(iii)	a summary of the material Financial Indebtedness (actual or contingent) of the Group as at the date the Combination becomes legally effective together with a summary of the indebtedness of the Group relating to material contingent financial liabilities (including material put options existing as at the date of the certificate, with the aggregate amount of such indebtedness which is the subject of Security Interests and details of the material assets of the Group which are subject to such Security Interests.

4.	Evidence that:

(a)	cash proceeds in an amount of not less than US$3,000,000,000 have been received by the Company in consideration of the Share Contribution (as that term is defined in section 2.3 of the Business Combination Agreement dated 8th October, 2003 relating to the Combination); and

(b)	the Company owns and controls at least 16 per cent. of the share capital conferring ordinary dividend rights of the entity resulting from the Combination.

5.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

6.	A copy of the Original Financial Statements and a copy of the Liquidity Analysis (as defined in the credit agreement for the €2.5b Facility) most recently delivered in relation to the €2.5b Facility.

7.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company it reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART 2

FOR AN ADDITIONAL BORROWER

Additional Borrowers

1.	An Accession Agreement, duly executed by the Company and the Additional Borrower

2.	A Guarantee, duly executed by the Company.

3.	A copy of the articles of association, bye laws or other relevant constitutional documents of the Additional Borrower and the articles of association (statuts) of the Company (or, in relation to the Company, a certificate signed by an authorised signatory of the Company confirming that its articles of association (statuts) have not changed since its articles of association (statuts) were last delivered to the Facility Agent under this Agreement) and an extract of the K-Bis of the Register of Commerce and Companies for the Company dated no more than one month prior to the date of the Accession Agreement and (if applicable) an appropriate trade registry extract in relation to the Additional Borrower.

4.	A copy of a resolution of the board of directors of the Additional Borrower approving the terms of, and the transactions contemplated by, the Accession Agreement.

5.	A copy of an extract of a procès-verbal of the conseil d’administration of the Company evidencing the power of the président — directeur général or directeur général of the Company to enter into the the Guarantee on behalf of the Company and if the Accession Agreement and Guarantee was signed on behalf of the Company by a person other than the président — directeur général or the directeur général of the Company, duly executed powers of attorney in favour of that person evidencing that that person has full authority to sign the Accession Agreement or the Guarantee (as applicable) on behalf of the Company.

6.	A specimen of the signature of each person authorised on behalf of the Additional Borrower to execute any Finance Document or to sign or send any document or notice in connection with any Finance Document.

7.	A certificate of an authorised signatory of the Additional Borrower and the Company certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement and confirming that the borrowing by the Additional Borrower of Loans in an amount equal to the Additional Borrower Limit for that Additional Borrower and the execution of the Guarantee referred to above would not cause any limit binding on the Additional Borrower or the Company to be exceeded.

8.	If available, a copy of the latest audited accounts of the Additional Borrower.

9.	Evidence that the agent of the Additional Borrower under the Finance Documents for service of process in England and Wales has accepted its appointment.

Legal opinions

1.	A legal opinion of Orrick, legal advisers in France to the Company, addressed to the Finance Parties.

2.	A legal opinion from external legal advisers to the Additional Borrower in the jurisdiction of its incorporation, addressed to the Finance Parties.

3.	A legal opinion of Allen & Overy, legal advisers in England to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

2.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company it reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

================================================================================

SCHEDULE 3

FORM OF REQUEST

To:	SOCIETE GENERALE as Facility Agent

From:	[ ]

Date:	[ ]

VIVENDI UNIVERSAL S.A. — 2,700,000,000 Credit Agreement
dated [                    ], 2004 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a [Revolving Credit Loan/Swingline Loan]+ on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ]

(c)	Interest Period: [ ].

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

By:

[                    ]

+	Delete as applicable

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Facility Agent on the first day of an Interest Period. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

AB + C(B-D) + E x 0.01 100 — (A + C)	per cent. per annum

E x 0.01 300	per cent. per annum

for any other Loan:

where on the day of application of the formula:

A	is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is LIBOR for that Interest Period;

C	is the percentage of that Lender’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D	is the interest rate per annum allowed by the Bank of England on a special deposit; and

E	is calculated by the Facility Agent as being the average of the rates of charge supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)	eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)	tariff base has the meaning given to it in the fees rules.

(c)	(i)	In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

	(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	(i)	Each Reference Bank must supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules (calculated by that Reference Bank as being the average of the rates of charge within fee-block Category A1 (Deposit acceptors) applicable to that Reference Bank but, for this purpose, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

	(ii)	Each Reference Bank must promptly notify the Facility Agent of any change to the rate of charge.

(e)	(i)	Each Lender and each Reference Bank must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender or Reference Bank. The Facility Agent may assume that this information is correct in all respects.

	(ii)	If a Lender or a Reference Bank fails to do so, the Facility Agent may assume that the Lender’s or that Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

	(iii)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

The Facility Agent may, after consultation with the Company and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

	(a)	any change in law or regulation; or

	(b)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	SOCIETE GENERALE as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

VIVENDI UNIVERSAL S.A. — €2,700,000,000 Credit Agreement
dated [                    ], 2004 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ].

SOCIETE GENERALE

By:

SCHEDULE 6

FORM OF GUARANTEE

THIS GUARANTEE is dated [                    ] and made BETWEEN:

(1)	VIVENDI UNIVERSAL S.A. (the Company); and

(2)	SOCIETE GENERALE as agent and trustee for the Finance Parties (as defined in the Credit Agreement defined below) (the Facility Agent).

BACKGROUND

(A)	The Company enters into this Guarantee in connection with the €2,700,000,000 credit agreement dated [ ], 2004 (the Credit Agreement) between the Company, the Arrangers and Lenders (as defined therein) and the Facility Agent.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

1.	Construction

(a)	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Guarantee, the same meaning in this Guarantee.

(b)	The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Guarantee as though they were set out in full in this Guarantee except that references to the Credit Agreement are to be construed as references to this Guarantee.

2.	Guarantee

The Company irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by [insert name of Additional Borrower] (the Borrower) of all its payment obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever the Borrower does not pay any amount when due under any Finance Document, the Company must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

3.	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

4.	Reinstatement

(a)	If any discharge (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Company under this Guarantee will continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

5.	Waiver of defences

The obligations of the Company under this Guarantee will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

6.	Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Company under this Guarantee.

7.	Appropriations

Until all amounts which may be or become payable by the Borrower under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Company under this Guarantee:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Guarantee.

8.	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Borrower under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

the Company will not, after a claim has been made or by virtue of any payment or performance by it under this Guarantee:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Company’s liability under this Guarantee;

(iii)	claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower.

The Company must hold in trust for, or for the account of, and immediately pay or transfer to, the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Guarantee or in accordance with any directions given by the Facility Agent under this Guarantee.

9.	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

10.	Jurisdiction and governing law

(a)	The provisions of Clause 38 (Enforcement) of the Credit Agreement shall apply to this Guarantee (mutatis mutandis) as if set out herein full.

(b)	This Guarantee is governed by English law.

This Guarantee has been entered into as a deed on the date stated at the beginning of this Guarantee.

Execution

Company

Executed as a Deed by                     )

VIVENDI UNIVERSAL S.A.	)
Acting by	)
under the authority of that company	)

Facility Agent

SOCIETE GENERALE

By:

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	SOCIETE GENERALE as Facility Agent

From:	VIVENDI UNIVERSAL S.A.

Date:	[ ]

VIVENDI UNIVERSAL S.A. — €2,700,000,000 Credit Agreement
dated [                    ], 2004 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

Proportionate EBITDA was €[ ];

Financial Net Debt was €[ ];

Net Financing Costs were €[ ].

Therefore:

(a)	the ratio Financial Net Debt to Proportionate EBITDA was [ ]; and

(b)	the ratio of Proportionate EBITDA to Net Financing Costs was [ ].

3.	We set out below calculations establishing the figures in paragraph 2 above:

[ ].

4.	[We confirm that no Default is outstanding as at [relevant testing date].*

VIVENDI UNIVERSAL S.A.

By:

[auditors of the Company]+

*	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

+	Include for Compliance Certificates delivered with annual audited financial statements

SCHEDULE 8

FORM OF ACCESSION AGREEMENT

To:	SOCIETE GENERALE as Facility Agent

From:	VIVENDI UNIVERSAL S.A. and [Proposed Borrower]

Date:	[ ]

VIVENDI UNIVERSAL S.A. — €2,700,000,000 Credit Agreement
dated [                    ], 2004 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower.

The Additional Borrower Limit for [name of company] is €[                    ]

This Accession Agreement is governed by English law.

VIVENDI UNIVERSAL S.A.

By:

[PROPOSED BORROWER]

By:

SCHEDULE 9

FORM OF RESIGNATION REQUEST

To:	SOCIETE GENERALE as Facility Agent

From:	VIVENDI UNIVERSAL S.A. and [relevant Borrower]

Date:	[ ]

VIVENDI UNIVERSAL S.A. — €2,700,000,000 Credit Agreement
dated [                    ], 2004 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Request.

2.	We request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Borrower] under the Agreement is outstanding.

5.	This Resignation Request is governed by English law.

VIVENDI UNIVERSAL S.A.	[Relevant Borrower]

By:	By:

The Facility Agent confirms that this resignation takes effect on [                    ].

SOCIETE GENERALE

By:

SCHEDULE 10

FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Finance Party]

VIVENDI UNIVERSAL S.A. — €2,700,000,000 Multicurrency Revolving Credit Agreement
dated [                    ] (the Credit Agreement)

[DATE]

Dear Sirs

We refer to the Credit Agreement. Terms defined in the Credit Agreement shall have the same meaning when used in this confidentiality undertaking unless otherwise defined herein.

We understand that you are considering acquiring an interest in the Credit Agreement (the Acquisition). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking: you undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only in relation to deciding whether or not to enter into the Acquisition (the Permitted Purpose), (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(c) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure: we agree that you may disclose Confidential Information:

(a)	to your Holding Company, Subsidiaries and Affiliates (the Purchaser Group) and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	subject to the requirements of the Credit Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Credit Agreement with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Credit Agreement or the Company or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

(c)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure: you agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(c) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies: if we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(c) above.

5.	Continuing Obligations: the obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Credit Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc: you acknowledge and agree that:

(a)	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc: this letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside Information: you acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings: the undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Governing Law and Jurisdiction: this letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

11.	Definitions: in this confidentiality undertaking, Confidential Information means any information relating to the Borrower, the Group, the Credit Agreement and/or the Acquisition provided to you by us or any of our Affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Please acknowledge your agreement to the above by signing and returning the enclosed copy. Yours faithfully

For and on behalf of
[FINANCE PARTY]

We acknowledge and agree to the above

For and on behalf of

[ ]

SCHEDULE 11

EFFECTIVE GLOBAL RATE LETTER

To:	Vivendi Universal S.A.
[Seat, number and address]

Date:	[ ], 2002

Dear Sirs,

Subject: €[                    ] Multicurrency Revolving Credit Agreement dated [                    ] (the Agreement)

We refer to the Agreement between, your company as borrower and guarantor and Borrowers’ Agent, the Arrangers and Lenders (each as defined in the Agreement) and Société Générale as Facility Agent.

Terms defined in the Agreement shall bear the same meaning in this letter unless otherwise defined in this letter.

[This letter is signed in connection with [insert name of Additional Borrower]’s accession to the Agreement as a Additional Borrower.+]

We confirm that:

1.	this is the letter referred to in Clause 11.5 (Taux Effectif Global) of the Agreement;

2.	the applicable effective global rate (taux effectif global) referred to in Clause 11.5 (Taux Effectif Global), calculated on the basis of a 365 day year, is:

•	for an Interest Period of one month and at EURIBOR rate of [ ]% per annum, [ ]% (i.e. a rate for such Interest Period (taux de période) of [ ]%);

•	for an Interest Period of two months and at EURIBOR rate of [ ]% per annum, [ ]% (i.e. a rate for such Interest Period (taux de période) of [ ]%);

•	for an Interest Period of three months and at EURIBOR rate of [ ]% per annum, [ ]% (i.e. a rate for such Interest Period (taux de période) of [ ]%);

•	for an Interest Period of six months and at EURIBOR rate of [ ]% per annum, [ ]% (i.e. a rate for such Interest Period (taux de période) of [ ]%).

The above rates are given on an indicative basis and for information only, in order to comply with the provisions of article L.313-1 to L.313-6 of the French Code de la Consommation and on the basis (i) that drawdown for the full amount of the facility has been made in Euros on [date], (ii) that the EURIBOR rate, expressed as an annual rate, is as fixed on [DATE], (iii) [that the Margin is the [maximum] applicable and (iv)] of the commissions and various fees payable by you on the terms of the Agreement. Such rates shall not be binding on the Finance Parties.

+	Include for Additional Borrower incorporated in France

We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

This letter is designated a Finance Document.

Yours faithfully,

Société Générale
as Facility Agent

We agree to the above.

Vivendi Universal S.A.

[(as agent for the Additional Borrower referred to above)]

SIGNATORIES

Company

VIVENDI UNIVERSAL S.A.

By:	DOMINQIUE GIBERT

Arrangers

BANC OF AMERICA SECURITIES LIMITED

By:	NEIL JONES

acting under the authority of that Arranger

BNP PARIBAS

By:	NEIL JONES

acting under the authority of that Arranger

CITIGROUP GLOBAL MARKETS LIMITED

By:	FLORENT MICHEL

CREDIT AGRICOLE INDOSUEZ

By:	NEIL JONES

acting under the authority of that Arranger

CREDIT LYONNAIS

By:	NEIL JONES

acting under the authority of that Arranger

DEUTSCHE BANK AG

By:	MARKUS FEYERABAND
MATTHIAS GAAB

J.P. MORGAN PLC

By:	SEAN EDWARDS

THE ROYAL BANK OF SCOTLAND PLC

By:	MAROUN BOULOS

SG CORPORATE AND INVESTMENT BANKING

By:	ALAIN GRUGE

Original Lenders

ABN AMRO BANK N.V., PARIS BRANCH

By:	NEIL JONES

acting under the authority of that Original Lender

BANK OF AMERICA, N.A.

By:	NEIL JONES
acting under the authority of that Original Lender

BARCLAYS BANK PLC

By:	HERVE QUINQUIS

BAYERISCHE LANDESBANK, PARIS BRANCH

By:	NEIL JONES

acting under the authority of that Original Lender

BNP PARIBAS

By:	NEIL JONES

acting under the authority of that Original Lender

CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID

By:	NEIL JONES

acting under the authority of that Original Lender

CDC FINANCE — CDC IXIS

By:	NEIL JONES

acting under the authority of that Original Lender

CITIBANK INTERNATIONAL PLC, LONDON

By:	FLORENT MICHEL

CREDIT AGRICOLE INDOSUEZ

By:	LAETITIA COLONNA

acting under the authority of that Original Lender

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:	LAETITIA COLONNA

acting under the authority of that Original Lender

DEUTSCHE BANK LUXEMBOURG S.A.

By:	ELKE STOCK

ANKE BUDZISCH

FORTIS BANQUE FRANCE

By:	LAETITIA COLONNA

acting under the authority of that Original Lender

GOLDMAN SACHS INTERNATIONAL BANK

By:	LOURENCO DI MATOS

JPMORGAN CHASE BANK, PARIS BRANCH

By:	SEAN EDWARDS

NATEXIS BANQUES POPULAIRES

By:	LAETITIA COLONNA

acting under the authority of that Original Lender

THE ROYAL BANK OF SCOTLAND PLC

By:	NEIL JONES

SUMITOMO MITSUI BANKING CORPORATION, PARIS BRANCH

By:	LAETITIA COLONNA

acting under the authority of that Original Lender

SOCIETE GENERALE

By:	ALAIN GRUGE

Facility Agent

SOCIETE GENERALE

By:	LAETITIA COLONNA